SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF
FEBRUARY 6, 2015
AMONG
HORNBECK OFFSHORE SERVICES, LLC,
AS BORROWER,
HORNBECK OFFSHORE SERVICES, INC.,
AS PARENT GUARANTOR,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
AND
THE LENDERS PARTY HERETO

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER
WELLS FARGO SECURITIES, LLC

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ANNEXES, EXHIBITS, AND SCHEDULES
Annex I	Second Amended and Restated Credit Agreement Commitments
Annex II	Existing Credit Agreement Commitments
Exhibit A-1	Form of Note
Exhibit A-2	Form of Swing Line Note
Exhibit B-1	Form of Swing Line Notice
Exhibit B-2	Form of Borrowing Request
Exhibit B-3	Form of Notice of Prepayment
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Legal Opinion of Winstead PC
Exhibit F-1	Form of Guaranty and Collateral Agreement
Exhibit F-2	Form of Fleet Mortgage
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H-1	Form of Commitment Increase Certificate
Exhibit H-2	Form of Additional Lender Certificate
Exhibits I-1 - I-4	Forms of Tax Certificates

Schedule 7.05	Litigation
Schedule 7.06(f)	Property Subject to OPA
Schedule 7.15	Subsidiaries
Schedule 7.17	Properties, Titles, Etc.
Schedule 7.19	Swap Agreements
Schedule 8.16	Vessel Collateral
Schedule 9.03(l)	Effective Date Liens
Schedule 12.01(a)	Notice Information of Additional Lenders

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THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 6, 2015 (the “Effective Date”), is among: Hornbeck Offshore Services, LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”); Hornbeck Offshore Services, Inc., a corporation duly formed and existing under the laws of the State of Delaware (the “Parent Guarantor”); each of the Lenders from time to time party hereto; and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    The Borrower, certain of the Lenders, the Administrative Agent and the other parties thereto entered into the Existing Credit Agreement (as defined below).
B.    The Borrower has requested and the Lenders have consented to the amendment and restatement of the Existing Credit Agreement, and the renewal and extension of all obligations and indebtedness thereunder.
C.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree that the Existing Credit Agreement is amended and restated as follows:
ARTICLE I
Definitions and Accounting Matters
Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2019 Convertible Senior Notes” means the 1.500% Convertible Senior Notes due 2019 issued pursuant to the 2019 Convertible Senior Notes Indenture.
“2019 Convertible Senior Notes Indenture” means that certain Indenture, dated as of August 13, 2012, among Parent Guarantor, the Guarantors (as defined therein) party thereto and Wells Fargo, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.
“2020 Senior Notes” means the 5.875% Senior Notes due 2020 issued pursuant to the 2020 Senior Notes Indenture.
“2020 Senior Notes Indenture” means that certain Indenture, dated as of March 16, 2012, among the Parent Guarantor, the Guarantors (as defined therein) party thereto and Wells Fargo, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“2021 Senior Notes” means the 5.000% Senior Notes due 2021 issued pursuant to the 2021 Senior Notes Indenture.
“2021 Senior Notes Indenture” means that certain Indenture, dated as of March 28, 2013, among the Parent Guarantor, the Guarantors (as defined therein) party thereto and Wells Fargo, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Lender” has the meaning assigned such term in Section 2.10(a).
“Additional Lender Certificate” has the meaning assigned such term in Section 2.10(b)(iii).
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Loans” has the meaning assigned such term in Section 5.05.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Second Amended and Restated Credit Agreement, together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases or rearrangements thereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
“Anti-Terrorism Laws” means any laws relating to sanctions, terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by OFAC (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” means, for any day, with respect to any ABR Loan, Eurodollar Loan or the Commitment Fee Rate, as the case may be, the rate per annum set forth in the grid below, based upon the Total Debt to Capitalization Ratio as set forth below:

Grid
Pricing Level	Total Debt to Capitalization Ratio	LIBO Rate Margin	Alternate Base Rate Margin	Commitment Fee Rate
1	≤ 35%	2.00%	1.00%	0.375%
2	≤ 40%	2.25%	1.25%	0.375%
3	≤ 45%	2.50%	1.50%	0.375%
4	≤ 50%	2.75%	1.75%	0.500%
5	> 50%	3.00%	2.00%	0.500%

Any increase or decrease in the Applicable Margin under the grid set forth above with respect to ABR Loans, Eurodollar Loans, or the Commitment Fee Rate, as the case may be, resulting from a change in the Total Debt to Capitalization Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.02(b); provided, however, that if a compliance certificate is not delivered when due in accordance with Section 8.02(b), then Pricing Level 5 shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered until such compliance certificate is delivered to the Administrative Agent. From the Effective Date until such time as a compliance certificate is delivered to the Administrative Agent in accordance with Section 8.02(b), the Applicable Margin shall be determined based on Pricing Level 4.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment from time to time in effect.
“Appraisal” means a written opinion of value of the Vessels by the Surveyor, including the appraisal prepared by the Surveyor dated January 21, 2015.
“Arranger” means Wells Fargo Securities, LLC in its capacity as sole lead arranger and sole book runner hereunder.
“ASC 815-40” means Accounting Standards Codification Topic 470-20 (formerly Financial Accounting Standards Board (FASB) Staff Position ASC 815-40, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)), promulgated by the FASB.
“Assignment” has the meaning assigned such term in Section 12.04(b)(i).

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.
“Available Liquidity” means, on any date of determination, the sum of (i) all amounts available to be borrowed by the Borrower under this Agreement as of such date plus (ii) the amount of unencumbered cash and cash equivalents (determined in accordance with GAAP) of the Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) in excess of $20,000,000.
“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970 (Titles I and II of Pub. L. No. 91-508 (signed into law October 26, 1970 and as modified, amended, supplemented or restated from time to time)).
“Blocked Person” has the meaning assigned such term in Section 7.09(b).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Board of Directors” means the Board of Directors of the Parent Guarantor or any other Person, as applicable, or any authorized committee of the Board of Directors.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Casualty Event” means any actual, constructive, agreed, compromised or arranged total loss, material casualty or other insured material damage to, or any nationalization, requisition, taking under power of eminent domain or by condemnation or similar proceeding of, any Vessel Collateral.
“Change in Control” means the occurrence of any of the following: (a) the Parent Guarantor fails to own one hundred percent (100%) of the membership interests of the Borrower except pursuant to a merger permitted by Section 9.06, (b) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding the effect of any voting arrangement pursuant to any agreement among the Parent Guarantor and any stockholders of the Parent Guarantor as in effect on the Effective Date) the result of which is that any “person” (as such term is used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding Voting Stock of the Parent Guarantor or (c) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Parent Guarantor becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the stockholders of the Parent Guarantor immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the voting power of the outstanding Voting Stock of the Parent Guarantor.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless otherwise provided herein), and any successor statute.
“Commitment” means with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01 and Section 2.09(c), to acquire participations in Letters of Credit pursuant to Section 2.08(d), and to acquire participations in Swing Line Loans pursuant to Sections 2.09(a) and (c) as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.06, (b) terminated pursuant to ARTICLE X, (c) modified from time to time to reflect any assignments permitted by Section 12.04 or (d) increased pursuant to Section 2.10. The initial amount of each Lender’s Commitment shall be the amount set forth on Annex I attached hereto.

“Commitment Fee Rate” has the meaning assigned such term in the grid contained in the definition of Applicable Margin.
“Commitment Increase” means any increase of the total Commitments pursuant to Section 2.10.
“Commitment Increase Certificate” has the meaning assigned such term in Section 2.10(b)(ii).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means, with respect to the Parent Guarantor for any period, the aggregate of the Net Income of the Parent Guarantor and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, before any adjustment for discontinued operations, the cumulative effect of a change in accounting principles or any extraordinary items that are unusual and infrequent, as contemplated by GAAP.
“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its Consolidated Subsidiaries as the total assets of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom, (a) to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items and (b) the aggregate amount of liabilities of such Person and its Consolidated Subsidiaries which may be properly classified as current liabilities (including tax accrued as estimated), determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, deferred drydocking expenses and the HOS Port leasehold improvements are not included in (a) above.
“Consolidated Subsidiaries” means each Subsidiary of the Parent Guarantor (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent Guarantor in accordance with GAAP.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the Effective Date or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the directors who were members of the Board of Directors on the Effective Date or who were so elected to the Board of Directors thereafter.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, risk participations in Swing Line Loans and its LC Exposure at such time.
“Debt” means any and all amounts or liabilities owing from time to time by the Borrower or a Guarantor, as applicable, to any Person, including the Administrative Agent or any of the Lenders, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for money borrowed; (ii) unfunded portions of commitments for money to be borrowed; (iii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of the Borrower or a Guarantor, as applicable; (iv) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (v) the present value of all obligations for the payment of rent or hire of Property of any kind (real or personal) under leases or lease agreements required to be capitalized under generally accepted accounting principles, and (vi) trade payables incurred in the ordinary course of business or otherwise. For the avoidance of doubt, all Debt subject to ASC 815-40 will be calculated at par value.
“Debt Covenant” has the meaning assigned such term in Section 9.02.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swing Line Lender and each Lender.
“Default Rate” means the rate of interest described in Section 3.02(c).
“Deposit Accounts” means all deposit accounts and demand deposit accounts of the Parent Guarantor or the Borrower maintained with the Administrative Agent or any Lender, but expressly excluding all Investment Accounts and all foreign accounts of the Borrower and the Parent Guarantor.
“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six (6) months after the Maturity Date.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“EBITDA” shall mean, with respect to the Parent Guarantor and its Consolidated Subsidiaries, for any rolling four fiscal quarter period preceding any applicable date of calculation, Consolidated Net Income for that period; plus, without duplication and to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (a) depreciation, amortization and all other non-cash expenses for that period; plus (b) gross interest expense for that period; plus (c) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period); plus (d) losses on early extinguishment of debt for that period (including, without limitation, any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its Stated Maturity); plus (e) stock-based compensation expense reported for that period under FAS 123R; plus or minus, as applicable, (f) any other adjustment(s) to Consolidated Net Income included by Parent Guarantor in calculating EBITDA for that period as reported in a public filing with the SEC, all calculated for Parent Guarantor and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, interest income will be included in EBITDA. With respect to any Person other than the Parent Guarantor (or any Loan Party), “EBITDA” shall mean, for any rolling four fiscal quarter period preceding any applicable date of calculation, such Person’s net income for that period; plus, without duplication and to the extent included in the calculation of such net income for such period, the sum of clauses (a) through (e) above, calculated with respect to such Person; plus or minus, as applicable, any other adjustment(s) to the net income included by such Person in calculating EBITDA for that period as reported in a public filing with the SEC.
“Environmental Laws” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Parent Guarantor or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Parent Guarantor or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act (“TSCA”), as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act (“HMTA”), as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Parent Guarantor or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply for such purpose.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (but excluding any debt security that is convertible into or exchangeable for Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent Guarantor, the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” means: (a) any “reportable event,” as defined in section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the failure of a Plan to meet the minimum funding standards under section 412 of the Code or section 302 of ERISA (determined without regard to any waiver of the funding provisions therein or in section 430 of the Code or section 303 of ERISA); (c) the filing pursuant to section 412 of the Code or section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Guarantor, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Guarantor, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, but only to the extent such Plan is subject to section 412 of the Code or section 302 of ERISA; (f) the incurrence by the Parent Guarantor, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under section 4062(e) of ERISA or with respect to the withdrawal or partial withdrawal from any Plan (including as a “substantial employer,” as defined in section 4001(a)(2) of ERISA) or Multiemployer Plan (including the incurrence by the Parent Guarantor, the Borrower, a Subsidiary or any ERISA Affiliate of any Withdrawal Liability); or (g) the receipt by the Parent Guarantor, the Borrower, a Subsidiary or any ERISA Affiliate of any notice concerning the imposition of a Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned such term in Section 10.01.
“Excepted Lien” has the meaning assigned such term in Section 9.03.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Swap Obligations” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Guarantor), at the time the Loan Guarantee of such Guarantor or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 2, 2011, by and among the Borrower, Wells Fargo, as administrative agent, and the other parties thereto.
“FATCA” means the Foreign Account Tax Compliance Act as set forth in sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.
“Fee Letter” means the letter agreement, dated as of January 12, 2015, between the Borrower and the Arranger.
“Fleet Mortgage” means a mortgage in substantially the form of Exhibit F-2, as the same may be amended, modified or supplemented from time to time.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Lender other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Funded Debt” shall mean, as at any applicable date of calculation, all outstanding Debt of the Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) that is Debt comprised of money borrowed, letters of credit and bankers acceptances, matured or unmatured, and the present value of obligations under Capital Leases, but not (i) Debt comprised of guaranties, (ii) unfunded commitments to lend, (iii) trade payables and (iv) accruals and deferrals.
“Funded Net Debt” shall mean, as of any applicable date of calculation, the difference of (i) Funded Debt, minus (ii) the amount of unencumbered cash and cash equivalents (determined in accordance with GAAP) owned by Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) in excess of $20,000,000.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign or domestic, federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, department, commissions, boards, officials and officers or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) over the Parent Guarantor, the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, the Issuing Lender or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including, without limitation, Environmental Laws, and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantors” means, collectively, the Parent Guarantor and each Guarantor Subsidiary.
“Guarantor Subsidiary” means any Subsidiary that is required to sign a guaranty pursuant to Section 8.15.
“Guaranty and Collateral Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F-1 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.
“Hazardous Materials” means: (i) any “hazardous waste” as defined by RCRA; (ii) any “hazardous substance” as defined by CERCLA; (iii) any “toxic substance” as defined by TSCA; (iv) any “hazardous material” as defined by HMTA; (v) asbestos; (vi) polychlorinated biphenyls; (vii) any substance the presence of which on the Vessels is prohibited by any lawful Governmental Requirement from time to time in force and effect relating to the Vessels; and (viii) any other substance which by any Governmental Requirement requires special handling in its collection, storage, treatment or disposal.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Indebtedness” means any and all amounts owing or to be owing by the Parent Guarantor, the Borrower, any of the Subsidiaries or any Guarantor whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising: (a) to the Administrative Agent, the Issuing Lender or any Lender under any Loan Document; (b) to any Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent under any Swap Agreement between the Parent Guarantor, the Borrower or any Subsidiary and such Lender or Administrative Agent or any such Affiliate of a Lender or the Administrative Agent permitted by the terms of this Agreement while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender or the Administrative Agent hereunder and (c) all renewals, extensions and/or rearrangements of any of the above. Notwithstanding the foregoing, “Indebtedness” shall not include any Excluded Swap Obligations.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in subsection (a) above, Other Taxes.

“Indentures” means the 2019 Convertible Senior Notes Indenture, the 2020 Senior Notes Indenture and the 2021 Senior Notes Indenture.
“Indenture Obligations” means any notes outstanding or hereafter issued under the Indentures and all obligations related thereto.
“Information” has the meaning assigned such term in Section 12.11.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; (c) no Interest Period for a Borrowing may end after the Maturity Date; and (d) the last Interest Period may be such shorter period as to end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services, securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any capital contribution to, purchase or other acquisition of any equity participation or interest in, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit.

“Investment Accounts” means all demand, time, savings, passbook or similar accounts that are primarily used for investment purposes and not for routine collection or disbursement of funds in the ordinary course of the Borrower’s or the Parent Guarantor’s business.
“Issuing Lender” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).
“LC Commitment” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate of the Commitments of all Lenders.
“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Annex I and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Lender relating to any Letter of Credit.
“Leverage Ratio” means the ratio of Funded Net Debt to Pro Forma EBITDA.
“LIBO Rate” means,
(a)    for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the “LIBO Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.
(b)    for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate a for deposits in dollars in minimum amounts of at least

$5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then the “LIBO Rate” for such ABR Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, the LIBO Rate shall never be less than 0%.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations relating to real Property. For the purposes of this Agreement, the Parent Guarantor and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Loan Documents” means this Agreement, the Notes, Fee Letter, the Letter of Credit Agreements, the Letters of Credit, Swap Agreements and the Security Instruments.
“Loan Guarantees” means, collectively, the guarantees of the Indebtedness made by the Guarantors pursuant to the Guaranty and Collateral Agreement.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Properties, condition (financial or otherwise) or results of operations of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform any of their payment or other material obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the ability of the Administrative Agent, the Issuing Lender or any Lender to enforce any of their respective material rights under the Loan Documents.

“Material Indebtedness” means Funded Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Guarantors in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Guarantor in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Maturity Date” means the earlier to occur of (a) February 6, 2020 or (b) the date that the Commitments are sooner terminated pursuant to Section 2.06(b) or Section 10.02; provided, that if the 2020 Senior Notes remain outstanding on October 1, 2019, clause (a) of the definition of “Maturity Date” shall mean October 1, 2019.
“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.
“Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any asset sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Guarantor Subsidiaries or the extinguishment of any Debt of such Person or any of its Guarantor Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
“Notes” means the promissory notes of the Borrower described in Section 2.03(c) and being substantially in the form of Exhibit A-1 together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases and/or rearrangements thereof including any Swing Line Notes substantially in the form of Exhibit A-2 hereto.
“OFAC” has the meaning assigned such term in Section 7.09(b)(v).
“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).
“Participant” has the meaning assigned such term in Section 12.04(c)(i).
“Participant Register” has the meaning specified in Section 12.04(f).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA (other than a Multiemployer Plan), which (a) is currently or hereafter sponsored, maintained or contributed to by the Parent Guarantor, the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Parent Guarantor, the Borrower or a Subsidiary or an ERISA Affiliate.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in San Francisco; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma EBITDA” shall be calculated for all periods as defined in EBITDA except that, with respect to the Leverage Ratio and Senior Secured Leverage Ratio only, as of any date of calculation:
(a)    with respect to assets acquired by a Subsidiary after December 31, 2013, whether by out-right purchase thereof or by virtue of a merger of a company that is not a Subsidiary into a Subsidiary or acquisition by a Subsidiary of any other company that is not a Subsidiary (which acquisitions or mergers are not otherwise prohibited by this Agreement), for the first year after the applicable transaction, EBITDA shall be calculated for the preceding twelve (12) months on a pro forma basis to include both (A) EBITDA with respect to the newly acquired assets for the period of time owned by the applicable Subsidiary, and (B) EBITDA with respect to such newly acquired assets, prior to the applicable Subsidiary’s acquisition thereof, for the period of time beginning with the day after the preceding year anniversary of the applicable date of calculation and ending on the day preceding the date that the applicable Subsidiary acquired such newly acquired assets (whether by acquisition or merger), and

(b)    with respect to any newly constructed vessel of a Subsidiary (whether constructed directly for a Subsidiary or constructed for a third party and acquired by a Subsidiary within twelve (12) months after its delivery) having received a QSC during the first year following the delivery and acceptance of the vessel by a Subsidiary (as to vessels delivered by a shipyard to that Subsidiary upon its construction) or during the first year following the acquisition by a Subsidiary (as to vessels constructed for third parties and acquired by a Subsidiary within twelve (12) months after its delivery), for the first year after delivery or acquisition of the vessel, as the case may be, the EBITDA shall be calculated on a pro forma basis to include Qualified Services Contract EBITDA and, subject to the second sentence of the final paragraph of this definition, EBITDA for the period from the end of the term of such QSC to the date that is twelve (12) months after the vessel’s delivery.
Pro forma calculations shall be demonstrated to the reasonable satisfaction of the Administrative Agent. To the extent that trailing actual EBITDA is not available for a newly acquired asset or when determining EBITDA for the post-QSC period for a newly constructed asset, the pro forma calculation for such asset will be based on other reference data provided by the chief financial officer of the Parent Guarantor acting in good faith to the reasonable satisfaction of the Administrative Agent. All references to “Subsidiary” in this definition may apply equally to the Borrower, the Guarantor Subsidiaries or newly created Subsidiaries.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Services Contract” or “QSC” means, with respect to any newly constructed, substantially converted or substantially reconstructed offshore supply vessel, offshore service vessel (including, without limitation, any crew boat, fast supply vessel, multi-purpose supply vessel (MPSV) and anchor-handling towing supply (AHTS) vessel), tug, double-hulled tank barge and double-hulled tanker or other complementary offshore marine vessel delivered to the Parent Guarantor or any of its Subsidiaries, or any such newly constructed, substantially converted or substantially reconstructed vessel constructed for a third party and then acquired by the Parent Guarantor or any of its Subsidiaries within 365 days of such vessel’s original delivery date, a contract that the chief financial officer of the Parent Guarantor acting in good faith, designates as a “Qualified Services Contract”, which contract:
(a)    is between the Parent Guarantor or one of its Subsidiaries, on the one hand, and (i) a Person that satisfies the Parent Guarantor and/or its Subsidiaries’ internally approved credit criteria or (ii) any other Person provided such contract is supported by letters of credit, performance bonds or guarantees from a Person that has an investment grade rating, or such contract provides for a lockbox or similar arrangements or direct payment to the Parent Guarantor or a Subsidiary by a Person with such an investment grade rating, for the full amount of the contracted payments due over the four-quarter reference period considered in calculating Pro Forma EBITDA for the purposes of calculating the Senior Secured Leverage Ratio or the Leverage Ratio, as applicable (or such portion thereof as Parent Guarantor shall be relying on for purposes of the calculation of Pro Forma EBITDA);
(b)    provides for services to be performed by the Parent Guarantor or one of its Subsidiaries involving the use of such vessel or a charter (bareboat or otherwise) of such vessel by the Parent Guarantor or one of its Subsidiaries, in either case for a minimum period of at least 30 days; and
(c)    provides for a fixed or minimum day rate or fixed or minimum volume or freight rates (including, if applicable, lay time and demurrage) for such vessel.
Should the Borrower desire to rely on a Qualified Services Contract for purposes of calculating the Senior Secured Leverage Ratio or the Leverage Ratio, as applicable, the Borrower shall provide to the Administrative Agent a certified abstract of each such Qualified Services Contract in a form reasonably acceptable to the Administrative Agent and, upon request by the Administrative Agent, a certified copy of such contract.
“Qualified Services Contract EBITDA” shall mean, as to an applicable vessel of a Subsidiary with a Qualified Services Contract, EBITDA attributable to such vessel under such Qualified Services Contract calculated in good faith by the chief financial officer of the Parent Guarantor and shall include in the calculation the revenues earned or (for pro forma calculation purposes) to be earned pursuant to the Qualified Services Contract relating to such vessel and the estimated expenses related thereto. Such estimated expenses shall be based on the expenses of the most nearly comparable vessel in the Subsidiary’s fleet or the Parent Guarantor’s other Subsidiaries’ fleets or, if no such comparable vessel exists, then on the industry average for expenses of comparable vessels; provided, that in determining the estimated expenses attributable to such new vessel, the calculation shall give effect to the interest expense attributable to the incurrence, assumption or guarantee of any Debt relating to the construction or acquisition of such new vessel for the period starting with the beginning of the four quarter period referred to in the definition of “EBITDA” for which the calculation of Qualified Services Contract EBITDA is being made and ending with the delivery or acquisition of the vessel. Furthermore, (A) the pro forma calculation of Qualified Services Contract EBITDA attributable to such vessel for the four quarter reference period shall be reduced by (i) the actual EBITDA earned under the Qualified Services Contract accounted for in the actual results for the reference period and (ii) any EBITDA resulting from spot market or other activities prior to the commencement of the Qualified Services Contract and accounted for in the actual results for the reference period, and (B) if the contracted day rate for such vessel is reduced at any time prior to one year from the commencement of service under such contract, then the Qualified Services Contract EBITDA shall be adjusted to give effect to the commencement date of the reduced day rate.
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Lender, and (d) any Swing Line Lender, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
“Register” has the meaning assigned such term in Section 12.04(b).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Repayment Date” has the meaning assigned such term in Section 2.09(b).
“Replacement Indentures” has the meaning assigned such term in Section 9.02.
“Request for Advance” has the meaning assigned such term in Section 2.09(c)(i).
“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the total Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and LC Exposure (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)). The Commitment, Loans and LC Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chief financial officer, the principal accounting officer, the treasurer or the controller of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Parent Guarantor.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Parent Guarantor, the Borrower, or any of their Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Guarantor, the Borrower, or any of their Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent Guarantor, the Borrower, or any of their Subsidiaries. For the avoidance of doubt, a net exercise of options or restricted stock unit awards with the payment of any exercise price or the settlement of any taxes with respect thereto being accomplished by surrendering the right to certain shares shall not under any circumstances be considered to be a Restricted Payment.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Security Instruments” means the Guaranty and Collateral Agreement, each Fleet Mortgage and any and all other agreements now or hereafter executed and delivered by the Parent Guarantor, the Borrower or any other Person as security for the payment or performance of the Indebtedness, as such agreements securing the Indebtedness may be amended, modified, supplemented or restated from time to time.
“Senior Secured Debt” means secured Funded Debt.
“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of Senior Secured Debt to Pro Forma EBITDA for the four fiscal quarters ending on the last day of the preceding fiscal quarter for which financial statements of the Parent Guarantor have been delivered pursuant to Sections 8.01(a) and (c).
“Specified Vessel Sales” has the meaning assigned such term in Section 9.15(c).
“Stated Maturity” means, with respect to any mandatory sinking fund or other installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, Redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof, but shall include any rights of the holders to require the obligor to repurchase such Debt at any particular date.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Equity” means, as of the last day of any fiscal quarter, consolidated stockholders’ equity of the Parent Guarantor and its Consolidated Subsidiaries as of that date determined in accordance with GAAP, but excluding therefrom the imputed non-cash original issue discount equity component of Debt subject to ASC 815-40.
“Subsidiary” means any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent Guarantor or one or more of its Subsidiaries or by the Parent Guarantor and one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent Guarantor.
“Surveyor” means Dufour, Laskay & Strouse, for so long as it is on the Administrative Agent’s approved list of surveyors and thereafter any such surveyor as may be selected pursuant to Section 8.18 provided that following an Event of Default the Administrative Agent may use such Surveyor or any other marine surveyor acceptable to the Administrative Agent for purposes of appraising the Vessels.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of § 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning assigned such term in Section 2.09(a).
“Swing Line Loan Notice” means a notice of a borrowing of a Swing Line Loan pursuant to Section 2.09(b), which, if in writing, shall be substantially in the form of Exhibit B-1.

“Swing Line Note” has the meaning assigned such term in Section 2.03(c).
“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate of the Commitments of all Lenders. The Swing Line Sublimit is part of, and not in addition to, the Commitments.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Debt” means with respect to the Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries), as of the last day of any fiscal quarter, without duplication, (a) all indebtedness for money borrowed, (b) the present value of all obligations for the payment of rent or hire of Property of any kind (real or personal) under leases or lease agreements required to be capitalized under GAAP, (c) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise and (d) any other obligations as are or should be shown as debt on a consolidated balance sheet in accordance with GAAP. In calculating Total Debt, (i) any portion of Total Debt subject to ASC 815-40 will be calculated at par value and (ii) trade payables, accruals and deferrals and unfunded portions of commitments for money to be borrowed shall be excluded.
“Total Debt to Capitalization Ratio” means the ratio of (i) Total Debt to (ii) the sum of Total Debt plus Stockholders’ Equity.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the granting of Liens by the Borrower on Vessel Collateral pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty and Collateral Agreement by such Guarantor.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001 and as modified, amended, supplemented or restated from time to time)).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g).
“Vessel Collateral” has the meaning assigned such term in Section 8.15(a).
“Vessels” means, collectively, any vessels subject to Liens in favor of the Administrative Agent, for the benefit of the Lenders, securing obligations of the Loan Parties under the Loan Documents and guaranties thereof, and “Vessel” shall mean any of such Vessels.
“Voting Stock” of any Person as of any date means the Equity Interest of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully diluted basis, are owned by the Parent Guarantor or one or more of the Wholly Owned Subsidiaries of the Parent Guarantor or are owned by the Parent Guarantor and one or more of the Wholly Owned Subsidiaries of the Parent Guarantor.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The phrase “fair market value” when used in reference to any vessels will be the value of such vessels as set forth in the most recent Appraisal. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time supplemented, restated, renewed, refinanced, modified, amended, extended for any period, increased and/or otherwise rearranged (subject to any restrictions on such supplements, restatements, renewals, refinances, modifications, amendments, extensions, increases and/or rearrangements as set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans. On the Effective Date:
(i)    the Borrower shall pay all accrued and unpaid commitment fees, break funding fees, and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;
(ii)    each “ABR Loan” and “Eurodollar Loan” outstanding under the Existing Credit Agreement shall be deemed to be repaid with the proceeds of a new ABR Loan or Eurodollar Loan, as applicable, under this Agreement;
(iii)    each Letter of Credit issued and outstanding under the Existing Credit Agreement shall be deemed issued under this Agreement without the payment of additional fees; and
(iv)    the Existing Credit Agreement shall be superseded by this Agreement and the commitments thereunder shall terminate and be reallocated hereunder as outlined on Annex I hereto.
It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder. The amount of the Commitments on the Effective Date is $300,000,000.
Section 2.02    Reserved.

Section 2.03    Borrowings; Several Obligations. Each Loan made shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such domestic or foreign branch or Affiliate will be subject to the requirements under Section 5.03(g).
(b)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $300,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings outstanding.
(c)    Notes. Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns, substantially in the form of Exhibit A-1, as applicable, dated (i) the Effective Date or (ii) the effective date of an Assignment pursuant to Section 12.04(b), in a principal amount equal to its Commitment as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.04(b); provided that promissory notes requested in amounts less than $1,000,000 shall require the consent of the Borrower, such consent not to be unreasonably withheld or delayed. The Swing Line Lender may request that the Swing Line Loans be evidenced by a note (a “Swing Line Note”). In such event, the Borrower shall prepare, execute and deliver to the Swing Line Lender a promissory note payable to the Swing Line Lender or its registered assigns, substantially in the form of Exhibit A-2. The date, amount, Type, interest rate and Interest Period of each Loan or Swing Line Loan made by each Lender or Swing Line Lender, as applicable, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and maintained in accordance with its usual practice. Failure to make such recordation shall not affect any Lender’s, Swing Line Lender’s or the Borrower’s rights or obligations in respect of such Loans or Swing Line Loans.
(d)    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-2 and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation to the Administrative Agent that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the total Commitments.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
(d)    If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(e)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(f)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Lender. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if such Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.06    Termination and Reduction of Commitments.
(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    Optional Termination and Reduction of Commitments.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage; provided that if any Lender is a Defaulting Lender at such time as the Borrower elects to terminate or reduce the Commitments hereunder, the Borrower may (in its discretion) apply all or any portion of the Commitments to be reduced, to the Commitment of any one or more Defaulting Lenders specified by the Borrower before applying any remaining reduction to all Lenders.
(c)    Mandatory Reduction of Commitments. In the event that the fair market value of the total Vessel Collateral at any time, based on the most recent Appraisal, is not greater than or equal to one hundred fifty percent (150%) of the Commitments from time to time in effect as required by Section 8.16, and the failure to meet such requirement is not remedied by the taking of any such action provided therein or within sixty (60) days in any event, then the Commitments shall be reduced to such amount as will permit the Borrower to comply with Section 8.16.

Section 2.07    Reserved.
Section 2.08    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request, and the Issuing Lender shall cause, the issuance of dollar denominated Letters of Credit for the Borrower’s own account or for the account of any of the Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
(iv)    specifying the amount of such Letter of Credit; and
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.
Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Credit Exposures shall not exceed the total Commitments.
If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.
(c)    Expiration Date. Unless an earlier date is specified in Borrower’s request for a Letter of Credit, such Letter of Credit shall expire at or prior to the close of business on the date two years after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that no Letter of Credit may have an expiration date later than the Maturity Date unless such Letter of Credit is cash collateralized to the satisfaction of the Administrative Agent or a backup letter of credit from a financial institution satisfactory to the Administrative Agent is delivered to the Administrative Agent in the name of the Administrative Agent and for the corresponding amount of such unexpired Letter of Credit.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $300,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05(a) with respect to Loans made by such Lender (and Section 2.05(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of their obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Lender for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of the Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iii) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Sections 2.13(a) or (b), then the Borrower shall deposit, in an account with the Administrative Agent designated for such purpose, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon and in the case of a payment required by Sections 2.13(a) or (b), the amount of such Defaulting Lender’s LC Exposure; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Guarantor described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of their Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Lender, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit of the amount required by this Section 2.08(j) shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the amount deposited as required by this Section 2.08(j). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent, subject to Section 10.02(c), to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
Section 2.09    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, the sum of (i) the outstanding principal balance of all Loans plus (ii) the LC Exposure shall not exceed the total Commitments; provided further that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.09, prepay under Section 3.04, and reborrow under this Section 2.09. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Loan shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and Administrative Agent (a “Swing Line Loan Notice”), which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. Houston, Texas time on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. The Borrower shall pay to the Swing Line Lender the aggregate outstanding principal amount of all Swing Line Loans on the last Business Day of each calendar month (which payment may be made with a Loan as provided in Section 2.09(c)(i) below) (the “Repayment Date”), which Repayment Date shall in no event be later than the Maturity Date. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. Houston, Texas time on the date of the proposed Swing Line Loan (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.09(a), or (B) that one or more of the applicable conditions specified in Sections 6.01 or 6.02 hereof is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, promptly on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Loan in an amount equal to such Lender’s Applicable Percentage of the amount of the Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a “Request for Advance” for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the total Commitments and the conditions set forth in Sections 6.01 and 6.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Request for Advance promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to such Lender’s Applicable Percentage of the amount specified in such Request for Advance available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office not later than 12:00 noon Houston, Texas time on the day specified in such Request for Advance, whereupon subject to Section 2.09(c)(ii), each Lender that so makes funds available shall be deemed to have made a Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Loan in accordance with Section 2.09(c)(i), the Request for Advance submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each Lender fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.09(c)(i), shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.09(c) by the time specified in Section 2.09(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Effective Rate for the first three (3) Business Days after the date such payment is required, and thereafter at the rate then applicable to the Borrower. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.09(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of an Event of Default after the funding of a Swing Line Loan, (C) the funding of any Swing Line Loan during the occurrence of an Event of Default if the Swing Line Lender was unaware of such Event of Default or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any circumstance

(including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of Lenders under this clause shall survive the payment in full of the Indebtedness and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Loan or risk participation pursuant to Section 2.09 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.10    Commitment Increase.
(a)    Subject to the conditions set forth in Section 2.10(b), the Borrower may increase the total Commitments then in effect without the prior written consent of the Lenders by increasing the Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).
(b)    The increase in the total Commitments shall be subject to the following additional conditions:
(i)    such increase shall not exceed $200,000,000 and the total Commitments after such increase shall not exceed the least of (A) $500,000,000, (B) twenty percent (20%) of the Parent Guarantor’s Consolidated Net Tangible Assets as of the last day of the fiscal quarter immediately preceding such increase for which the most recent internal financial statements are available, plus $25,000,000, and (C) the amount permitted by the Indentures;
(ii)    if the Borrower elects to increase the total Commitments by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-1 (a “Commitment Increase Certificate”);
(iii)    if the Borrower elects to increase the total Commitments by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall, if requested by the Additional Lender, deliver a Note payable to such Additional Lender or its registered assigns in a principal amount equal to its Commitment, and otherwise duly completed; provided that such Additional Lender must be reasonably acceptable to the Administrative Agent, the Swing Line Lender and the Issuing Lender;
(iv)    no Default shall have occurred and be continuing at the effective date of such increase;

(v)    on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;
(vi)    no Lender’s Commitment may be increased without the consent of such Lender;
(vii)    no increase shall be less than $25,000,000 and shall be in a whole multiple of $5,000,000 in excess thereof;
(viii)    the Borrower shall remain in compliance with Section 8.16 as of such date after giving effect to the Commitment Increase; and
(ix)    an Appraisal satisfactory to Administrative Agent shall have been obtained not more than 120 days prior to the effectiveness of such Commitment Increase with respect to those vessels being added as Vessel Collateral and the Administrative Agent shall be satisfied that new or amended security instruments create first priority, perfected Liens on such additional Vessel Collateral subject only to Excepted Liens identified in clause (a) through (c) of Section 9.03.
(c)    Subject to acceptance and recording thereof pursuant to Section 2.10(d), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the total Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall become a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, such Lender or such Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the total Commitments.
(d)    Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.10(b), the Administrative Questionnaire referred to in Section 2.10(b), if applicable, the written consent which will not be unreasonably withheld of the Administrative Agent, the Swing Line Lender and the Issuing Lender to such increase required by Section 2.10(b) and the Additional Lender, if applicable, and such other certificates, opinions and documents as the Administrative Agent may reasonably request, the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the total Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.10(d).
Section 2.11    Reserved.
Section 2.12    Replacement of Lender. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 5.01 or 5.03, (b) fails to vote in favor of any measure requiring the affirmative vote of one hundred percent (100%) of the Lenders or (c) is a

Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Governmental Requirement, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement that has not been waived in accordance with the terms hereof, (iii) prior to any such replacement, such Lender shall have taken no action under Section 5.04 so as to eliminate the continued need for payment of amounts owing pursuant to Section 5.01 or 5.03(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 5.02 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 5.01 or 5.03(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
Section 2.13    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Commitments and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.13(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive fees for its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.08(j).
(C)    With respect to any Commitment Fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Disbursements and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation

(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.08(j).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 2.13(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
Section 3.01    Repayment of Loans.
The Borrower hereby unconditionally promise to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan on the Maturity Date. The Borrower hereby unconditionally promise to pay to the Swing Ling Lender the unpaid principal amount of each Swing Line Loan on the Repayment Date for such Swing Line Loan.
Section 3.02    Interest.
(a)    ABR Loans. The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Post-Default. Notwithstanding the foregoing, if an Event of Default under Sections 10.01(a) or (b) has occurred and is continuing, then all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the then applicable rate of interest accruing on the Loans as provided in Sections 3.02(a) and (b), but in no event to exceed the Highest Lawful Rate.
(d)    Interest Payment Dates. Accrued interest on each Loan (other than Swing Line Loans) shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
Section 3.03    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 3.04    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by delivery of a notice of prepayment in the form of Exhibit B-3 hereto (“Notice of Prepayment”) executed by a Responsible Officer) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business

Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is to be applied to Swing Line Loans or the other Loans; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b), but the Borrower shall be responsible for any break funding payments pursuant to Section 5.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
(c)    Mandatory Prepayments.
(i)    After giving effect to any termination or reduction of the Commitments pursuant to Section 2.06(b) or 2.06(c), the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to the difference between the new Commitments and the total Credit Exposure, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).
(ii)    In connection with a Casualty Event, if after such Casualty Event (x) the fair market value of the Vessel Collateral is less than one hundred fifty percent (150%) of the outstanding Credit Exposures of all Lenders and (y) the Borrower shall not substitute any Vessel Collateral involved in any Casualty Event with one or more Vessels of equivalent or greater comparable value so that the value of the Vessel Collateral is equal to or greater than one hundred fifty percent (150%) of the outstanding Credit Exposures of all Lenders within sixty (60) days of such Casualty Event, or if prior to the beginning of, or prior to the expiration of, such 60-day period an Event of Default has occurred and is continuing, then the Borrower shall prepay the Loans with the insurance proceeds from such Casualty Event or in the alternative, the Administrative Agent will apply such insurance proceeds as a mandatory prepayment.
(iii)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(iv)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be accompanied by a Notice of Prepayment executed by a Responsible Officer of the Borrower detailing the reason for such prepayment as reasonably requested by the Administrative Agent.

(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05    Fees.
(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender (after deducting all outstanding Loans and LC Exposure, but excluding Swing Line Loans) during the period from and including the Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Lender a fronting fee, which shall equal 0.125 % per annum on the face amount of each Letter of Credit, payable in advance at the time of issuance, provided that in no event shall such fee be less than $750, and (iii) to the Issuing Lender, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after the Maturity Date shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    Defaulting Lender Fees. The Borrower shall not be obligated to pay the Administrative Agent and the Administrative Agent shall not be required to pay any Defaulting Lender’s ratable share of the fees described in Section 3.05(a) and (b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01    Payments; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 a.m., Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Lender or the Swing Line Lender as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate Recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.01, 5.02, 5.03 or 12.03) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
(A)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(B)    the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (2) the application of cash collateral provided for in Section 2.13 or (3) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swing Line Loans and Letters of Credit to any assignee or participant, other than to the Parent Guarantor, the Borrower or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each of the Parent Guarantor and the Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent Guarantor or the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender or the Swing Line Lender that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender or the Swing Line Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender or the Swing Line Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender or the Swing Line Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e), Section 2.09(c) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).
ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality
Section 5.01    Increased Costs.
(a)    Changes in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender, the Swing Line Lender or the Issuing Lender determines that any Change in Law affecting such Lender, the Swing Line Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Swing Line Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement the Commitments of such Lender or the Loans made by, or participations in Letters of Credit and Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Swing Line Lender or the Issuing Lender or such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Swing Line Lender’s or the Issuing Lender’s policies and the policies of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, the Swing Line Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Swing Line Lender or the Issuing Lender or such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Lender, the Swing Line Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender, the Swing Line Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Swing Line Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lenders, the Swing Line Lender or the Issuing Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, the Swing Line Lender or the Issuing Lender pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, the Swing Line Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender requesting a reimbursement for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 5.03    Taxes.
(a)    Issuing Lender. For the purposes of this Section 5.03, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. The Parent Guarantor and the Borrower shall cause any and all payments by or on account of any obligation of any Loan Party under any Loan Document to be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes. The Parent Guarantor and the Borrower shall, and shall cause the other Loan Parties to, pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification. The Parent Guarantor and the Borrower shall, and shall cause the other Loan Parties to, jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Recipient as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall (or the Parent Guarantor and the Borrower shall cause such Loan Party to) deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing any payment of Indemnified Taxes by such Loan Party to a Governmental Authority, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner.
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the

Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document
Section 5.04    Mitigation Obligations. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
ARTICLE VI
Conditions Precedent
Section 6.01    Effective Date. The obligations of the Lenders to make Loans, the Swing Line Lender to make Swing Line Loans and of the Issuing Lender to issue Letters of Credit hereunder and the termination of the Existing Credit Agreement and the reallocation of Commitments referred to in Section 2.01 shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 or the last paragraph of this Section 6.01):
(a)    The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(b)    The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors, members or partners with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)    The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.
(d)    The Administrative Agent shall have received a closing certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.
(e)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(f)    The Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note in a principal amount equal to its respective Commitment dated as of the date hereof.

(g)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments and amendments to the Fleet Mortgage. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be satisfied that the Security Instruments create first priority, perfected Liens (A) on the Vessel Collateral, subject only to Excepted Liens identified in clauses (a) to (c) of Section 9.03, and (B) on the Deposit Accounts, subject only to (1) the execution and delivery of a deposit account control agreement in accordance with Section 6.03(a) hereof and Section 5.02(a) of the Guaranty and Collateral Agreement, (2) the termination of the Liens referred to in Section 6.03(b) in accordance therewith and (3) Excepted Liens identified in clauses (a) and (b) of Section 9.03.
(h)    The Administrative Agent shall have received an opinion of Winstead PC, special counsel to the Parent Guarantor, the Borrower and the Guarantors, substantially in the form of Exhibit E hereto.
(i)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower and the Subsidiaries are carrying insurance in accordance with Section 7.13.
(j)    The Administrative Agent shall have received appropriate UCC or other relevant search certificates reflecting no prior Liens encumbering the Vessel Collateral for each of the following jurisdictions: Delaware, Louisiana and any other jurisdiction requested by the Administrative Agent; other than those being released prior to the Effective Date or Liens permitted by Section 9.03.
(k)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.
(l)    The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming the solvency of the Borrower and the Guarantors, taken as a whole, after giving effect to those aspects of the Transactions applicable at the Effective Date.
(m)    The Administrative Agent shall have received, reviewed and been satisfied with the title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to the Vessel Collateral.
(n)    The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless all of the foregoing conditions are satisfied (or waived pursuant to Section 12.02 or deemed waived and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time); provided that upon the funding of the initial Loans hereunder, the foregoing conditions in this Section 6.01 shall be deemed satisfied unless otherwise specified in writing by the Administrative Agent.
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), the Swing Line Lender to make a Swing Line Loan and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    At the time of and immediately after giving effect to such Borrowing, Swing Line Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the fair market value of the Vessel Collateral is equal to or in excess of one hundred fifty percent (150%) of the outstanding Credit Exposures of all Lenders taking into account the increase of Credit Exposures requested based on the most recent Appraisal.
(b)    At the time of and immediately after giving effect to such Borrowing, Swing Line Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
(c)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing, Swing Line Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date.
(d)    The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not cause any Lender or the Issuing Lender to violate or exceed any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the Transactions as contemplated by this Agreement or any other Loan Document.
(e)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03, a Swing Line Loan Notice in accordance with Section 2.09(b), or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.
(f)    In the event that the Equity Interests of the Foreign Subsidiaries of the Parent Guarantor that would otherwise be Guarantors pursuant to Section 8.15(c) become included in the Security Instruments, the Administrative Agent shall have received certificates, if any, together with undated, blank stock or membership interest powers for each such certificate, representing 65% of such issued and outstanding Equity Interests.
Each request for a Borrowing or a Swing Line Loan and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (f).
Section 6.03    Post-Closing Obligations.
(a)    No later than forty-five (45) days after the Effective Date, Borrower shall deliver to the Administrative Agent a fully executed deposit account control agreement with respect to the Deposit Accounts.
(b)    No later than forty-five (45) days after the Effective Date, Borrower shall cause the UCC-1 financing statements on file in favor of Capital One N.A. to be terminated in a manner reasonably satisfactory to the Administrative Agent.

ARTICLE VII
Representations and Warranties
The Parent Guarantor and the Borrower jointly and severally represent and warrant to the Administrative Agent and each Lender that:
Section 7.01    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or limited liability company power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its Property and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
Section 7.02    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s limited liability company, corporate or partnership powers and have been duly authorized by all necessary limited liability company or corporate and, if required, member, or shareholder action. Each Loan Document to which the Borrower or a Guarantor is a party has been duly executed and delivered by the Borrower or such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, partners or shareholders of the Borrower, the Guarantors or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required thereby or by this Agreement, (b) will not violate any applicable law or regulation or the Organizational Documents of the Borrower, the Guarantors or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Guarantor, the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any material payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Parent Guarantor, the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04    Financial Projections; No Material Adverse Change.
(a)    The Parent Guarantor has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2013, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2014, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements.
(b)    Since December 31, 2013 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    None of the Parent Guarantor, the Borrower or any Subsidiary has any material Funded Debt or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for those arising with respect to the Transactions, those arising under the Indentures and those included or otherwise disclosed in the financial statements or other written materials delivered to the Administrative Agent.
Section 7.05    Litigation.
(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor and the Borrower, threatened against or affecting the Parent Guarantor, the Borrower or any Subsidiary or any of their Properties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.
(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that has resulted in, or could reasonably be expected to have, Material Adverse Effect.
Section 7.06    Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):
(a)    Neither any Property of the Parent Guarantor, the Borrower or any Subsidiary nor the operations conducted thereon violate any Environmental Laws.
(b)    Neither any Property of the Parent Guarantor, the Borrower or any Subsidiary nor the operations conducted thereon or, to the knowledge of the Parent Guarantor and the Borrower, by any prior owner or operator of such Property or operation, are subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.
(c)    All notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent

Guarantor, the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a Hazardous Material into the environment, have been duly obtained or filed, and the Parent Guarantor, the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
(d)    All Hazardous Material, if any, generated at any and all Property of the Parent Guarantor and the Borrower or any Subsidiary by any such Person, and to the knowledge of the Parent Guarantor and the Borrower, by any other Person, has in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Parent Guarantor and the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority pursuant to any Environmental Laws.
(e)    Neither the Borrower nor the Parent Guarantor has any knowledge that any Hazardous Materials are now located on or in the Vessels, or that any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, the Vessels or any part thereof, except for such Hazardous Materials that may have been placed, held, or located on the Vessels in accordance with and otherwise not in violation of Environmental Laws.
(f)    To the extent applicable under OPA, all Property of the Parent Guarantor, the Borrower and each Subsidiary currently satisfies all requirements imposed by OPA and, except as set forth on Schedule 7.06(f), the Parent Guarantor and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with OPA requirements during the term of this Agreement.
(g)    To the knowledge of the Parent Guarantor and the Borrower, there has been no exposure of any Person or Property to any Hazardous Materials in connection with any Property or operation of the Borrower or any Subsidiary that could reasonably be expected to form the basis of a claim for damages or compensation.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.
(a)    The Parent Guarantor, the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Parent Guarantor, the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Parent Guarantor, the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Parent Guarantor, the Borrower or any Subsidiary or any of their Properties is bound.

(c)    No Default has occurred and is continuing.
Section 7.08    Investment Company Act. Neither the Parent Guarantor nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Anti-Terrorism Laws. (a) No Loan Party nor any director, officer, agent, employee or Affiliate of any Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b)    No Loan Party nor any director, officer, agent, employee or Affiliate of any Loan Party acting or benefiting in any capacity in connection with the Loans, the Letters of Credit, the Transactions or the other transactions hereunder, is any of the following (each a “Blocked Person”):
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)    a Person with which the Administrative Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224);
(v)    a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; or
(vi)    a Person affiliated or associated with any Person referred to in Section 7.09(b)(i) through Section 7.09(b)(v) above.
(c)    No Loan Party nor any director, officer, agent, employee or Affiliate of any Loan Party acting in any capacity in connection with the Loans, the Letters of Credit or Transactions (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
(d)    No Loan Party nor any director, officer, agent, employee or Affiliate of any Loan Party acting or benefiting in any capacity in connection with the Loans, the Letters of Credit, the Transactions or the other transactions hereunder is a Sanctioned Person.
(e)    The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, agents, employees and Affiliates with Sanctions and Anti-Terrorism Laws in all respects.

Section 7.10    Taxes. Each of the Parent Guarantor, the Borrower and the Subsidiaries has timely filed (including any available extension) or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor, the Borrower or such a Subsidiary, as applicable, has set aside on its books adequate accruals in accordance with GAAP (to the extent such accrual may be set up under GAAP) or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges and accruals on the books of the Parent Guarantor, the Borrower and the Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.
Section 7.11    ERISA.
(a)    The Parent Guarantor, the Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
(b)    Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.
(c)    No act, omission or transaction has occurred which could result in imposition on the Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.
(d)    No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur.
(e)    Full payment when due has been made of all material amounts which the Parent Guarantor, the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have been paid as contributions to such Plan, and no waived funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), which could reasonably be expected to have a Material Adverse Effect, exists with respect to any Plan. The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Parent Guarantor’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by a material amount, and the sum of such excesses for all such Plans is not material. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
(f)    None of the Parent Guarantor, the Borrower, the Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
(g)    None of the Parent Guarantor, the Borrower, the Subsidiaries or any ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer

Plan that, when taken together with all other such contribution obligations and liabilities, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
Section 7.12    Disclosure; No Material Misstatements. The Parent Guarantor and the Borrower have disclosed to the Administrative Agents all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other oral or written information (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) furnished by the Parent Guarantor, the Borrower or any Subsidiary to the Administrative Agent or any of its Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when considered as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial projections concerning the Borrower and its Subsidiaries, that have been or will be furnished by or on behalf of the Borrower to the Administrative Agent or any of its Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made available to such Persons, it being understood that actual results may vary materially from the Projections.
Section 7.13    Insurance. The Parent Guarantor has, and has caused the Borrower and all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements, all material agreements and all other Loan Documents and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are reasonably consistent with other companies in the industry performing the same or a similar business for the assets and operations of the Borrower and its Subsidiaries but at minimum as required by the Loan Documents. The Administrative Agent and the Lenders have been named in a manner such that they are afforded the stature of additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Vessel Collateral loss insurance.
Section 7.14    Restriction on Liens. Except as permitted by Section 9.16, neither the Parent Guarantor nor any of the Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Lenders on or in respect of the Vessel Collateral or their other vessels to secure the Indebtedness and the Loan Documents.
Section 7.15    Subsidiaries. Except as set forth on Schedule 7.15 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.15, the Parent Guarantor has no Subsidiaries. The owner and percentage of ownership of each Subsidiary is set forth on such schedule.
Section 7.16    Location of Business and Offices. The Parent Guarantor’s, the Borrower’s and each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.12(b)).
Section 7.17    Properties; Titles, Etc.

(a)    The Borrower has good title to all of the Vessel Collateral, free and clear of all Liens except Liens permitted by clauses (a) through (c) of Section 9.03.
(b)    Except as set forth in Schedule 7.17, all of the material Properties of the Parent Guarantor, the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with reasonable commercial business standards, except where such condition or maintenance could not reasonably be expected to have a Material Adverse Effect.
(c)    The Parent Guarantor, the Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Parent Guarantor, the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent Guarantor, the Borrower and the Subsidiaries either own or have valid licenses or other rights to use all databases, and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in its line of business, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.18    Reserved.
Section 7.19    Swap Agreements. As of the Effective Date, Schedule 7.19 sets forth a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.
Section 7.20    Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used for working capital and general corporate purposes of the Parent Guarantor, the Borrower, and each Subsidiary, including the refinancing of the Existing Credit Agreement, capital expenditures (including vessel construction or conversions and acquisitions). The Parent Guarantor, the Borrower and each Subsidiary are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.21    Solvency. After giving effect to the Transactions contemplated hereby that had been effected through the date of determination, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.22    Anti-Corruption Laws. No Loan Party nor any director, officer, agent, employee or Affiliate of any Loan Party is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws of any jurisdiction, domestic or foreign, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. Each Loan Party and its respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate the FCPA or any other applicable anti-corruption laws or applicable Sanctions.
ARTICLE VIII
Affirmative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized to the reasonable satisfaction of the Issuing Lender and all LC Disbursements shall have been reimbursed, the Parent Guarantor and the Borrower covenant and agree with the Administrative Agent and the Lenders on behalf of the Loan Parties that:
Section 8.01    Financial Statements and Reports. The Parent Guarantor and the Borrower will promptly furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders such information regarding the business and affairs and financial condition of the Borrower and the Parent Guarantor and the Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request. Without limiting the generality of the foregoing, the Parent Guarantor and the Borrower will furnish or cause to be furnished to the Administrative Agent and each of the Lenders, each of the following:
(a)    The Parent Guarantor Annual Reports - as soon as available and in any event within seven (7) Business Days following the required SEC filing date for the Form 10-K, the annual report on Form 10-K containing the audited consolidated balance sheet of the Parent Guarantor as of the end of such year, the audited consolidated statement of income of the Parent Guarantor for such year, the audited consolidated statement of stockholders’ equity of the Parent Guarantor for such year, and the audited consolidated statement of cash flows of the Parent Guarantor for such year (along with data for each business segment for such periods), setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the unqualified audit opinions of Ernst & Young LLP or another independent certified public accountant acceptable to the Required Lenders;
(b)    Subsidiaries Annual Reports - promptly upon the request of the Administrative Agent or the Required Lenders after April 30 in any year, the balance sheet of any Subsidiary (that is not the Borrower or a Guarantor Subsidiary) as of the end of the most recently completed fiscal year, the statement of income of such Subsidiary for such year, the statement of owner’s equity of such Subsidiary for such year, and the statement of cash flows of such Subsidiary for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by the chief financial officer of the Parent

Guarantor as presenting fairly in all material respects the financial condition, results of operations, changes in owner’s equity and changes in cash flows of such Subsidiary;
(c)    The Parent Guarantor Quarterly Reports - as soon as available and in any event within seven (7) Business Days of the required SEC filing date for the Form 10-Q, the quarterly report on Form 10-Q containing the consolidated balance sheet of the Parent Guarantor as of the end of such quarter, the consolidated statements of income of the Parent Guarantor for such quarter and for the period from the beginning of the fiscal year through such quarter, and the consolidated statements of cash flows of the Parent Guarantor for the period from the beginning of the fiscal year through such quarter (along with data for each business segment for such periods, if applicable), setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, certified by the chief financial officer of the Parent Guarantor as presenting fairly in all material respects the financial condition, results of operations and changes in cash flows of the Parent Guarantor;
(d)    Audit Reports - promptly upon receipt thereof, copies of each other audit report submitted to the Borrower or the Parent Guarantor by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or the Parent Guarantor; and
(e)    Budget - as soon as available and with the delivery of the annual report on Form 10-K required by Section 8.01(a), the Parent Guarantor’s consolidated annual budget (including income statement, and capital expenditure budget) for such calendar year.
All such balance sheets and other reports referred to above shall be in such detail as the Administrative Agent or the Required Lenders may reasonably request and shall conform to GAAP applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur.
Section 8.02    Certificates of Compliance. (a) Concurrently with the furnishing of the annual financial statements pursuant to Section 8.01(a) hereof, the Parent Guarantor will furnish or cause to be furnished to the Administrative Agent, for distribution to the Lenders, certificates from the independent certified public accountants for the Parent Guarantor stating that in the ordinary course of their audit of the Parent Guarantor insofar as it relates to accounting matters, their audit has not disclosed the existence of any condition which constitutes a Default, or if their audit has disclosed the existence of any such condition, specifying the nature, period of existence and status thereof; provided, that the independent certified public accountants shall not be liable to the Administrative Agent or the Lenders for their failure to discover a Default.
(b)    Concurrently with the furnishing of the financial statements pursuant to Sections 8.01(a) and (c) hereof, the Parent Guarantor will furnish to Administrative Agent a certificate that there is no Default or Event of Default at such time and a certificate in form and substance satisfactory to the Administrative Agent containing all information and calculations necessary for determining compliance with Sections 9.01(a) and (b), and for determining the Applicable Margin, and the Parent Guarantor will deliver a certificate to Administrative Agent certifying that no Change in Control has occurred.
Section 8.03    Taxes and Other Liens. The Borrower and the Guarantors will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon the Borrower or any Guarantor or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of its Property; provided, that the Borrower and the Guarantors shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up accruals therefor adequate under GAAP (provided that such accruals may be set up under GAAP).
Section 8.04    Existence; Compliance. Except as permitted by Section 9.06, the Borrower and each Guarantor will maintain its limited liability company or corporate existence and rights. The Borrower and the Guarantors will observe and comply with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of any Governmental Authority including Governmental Requirements and Environmental Laws, unless any such failure to observe and comply would not reasonably be expected to have a Material Adverse Effect.
Section 8.05    Further Assurances. The Borrower and the Guarantors will promptly (and in no event later than thirty (30) days after written notice from the Administrative Agent is received) cure or cause to be cured any defects in the creation, execution and delivery of any of the Loan Documents. The Borrower and the Guarantors will, at their expense, promptly (and in no event later than thirty (30) days after written notice from the Administrative Agent is received) execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Lenders upon request all such other and further documents, agreements and instruments (including without limitation further security agreements, financing statements, continuation statements, and assignments of accounts and contract rights, except for Excluded Contracts (as defined in the Guaranty and Collateral Agreement)) in compliance with or accomplishment of the covenants and agreements of the Borrower and the Guarantors in the Loan Documents or to further evidence and more fully describe the Vessel Collateral, including any renewals, additions, substitutions, replacements or accessions to the Vessel Collateral, or to correct any omissions in the Security Instruments, or more fully state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.
Section 8.06    Performance of Obligations. The Borrower will repay the Loans in accordance with the Notes and this Agreement. The Borrower and the Guarantors will do and perform every act required of the Borrower and the Guarantors, by the Loan Documents at the time or times and in the manner specified.
Section 8.07    Use of Proceeds. The Borrower shall use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in Section 7.20. In addition, the Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 8.08    Insurance. (a) The Borrower and the Guarantors shall cause the Administrative Agent to be named as loss payee, for the ratable benefit of the Lenders, as to the Vessel Collateral and as mortgagee and the Administrative Agent, as agent for the Lenders, to be named as an additional insured, with a waiver of rights of subrogation, under a marine and war-risk insurance policy, and the Administrative Agent, as agent for the Lenders, to be named as an additional insured, with a waiver of rights of subrogation, under the comprehensive general liability insurance, statutory workers’ compensation insurance and longshoreman and harbor workers’ act coverage policies.
(b)    The Borrower and the Guarantors may purchase such insurance from any insurance company or broker that is acceptable to the Administrative Agent, which approval shall not be unreasonably withheld. All such insurance policies, including renewals and replacements, must also be in form and substance acceptable to the Administrative Agent, which approval shall not be unreasonably withheld and must additionally contain a non-contributory loss payable endorsement in favor of the Administrative Agent, for the ratable benefit of the Lenders, providing in part that (i) all proceeds under such policies of insurance will, subject to the terms and conditions of subsection (f) below, be delivered directly to the Administrative Agent (payable as hereinafter provided) and (ii) no act or omission on the part of the Borrower, or any of its officers, agents, employees or representatives, nor breach of any warranty contained in such policies, shall affect the obligations of the insurer to pay the full amount of any loss to the Administrative Agent. Such policies of insurance must also contain a provision prohibiting cancellation or the alteration of such insurance without at least thirty (30) days’ prior written notice to the Administrative Agent of such intended cancellation or alteration. The insurance policies and insurers in effect on the Effective Date, as provided in advance to the Administrative Agent, are acceptable to the Administrative Agent.
(c)    The Borrower and the Guarantors agree to provide, or cause to be provided to, the Administrative Agent with originals or certified copies of such policies of insurance or certificates with respect thereto. The Borrower and the Guarantors further agree to promptly furnish the Administrative Agent with copies of all renewal notices and, if requested by the Administrative Agent, with copies of receipts for paid premiums. The Borrower and the Guarantors shall provide, or cause to be provided to, the Administrative Agent binders or such other proof acceptable to the Administrative Agent that renewal or replacement policies of insurance will be in effect before any such existing policy or policies should expire.
(d)    In the event the Borrower and the Guarantors should, for any reason whatsoever, fail to cause any insurance required hereunder or under the Security Instruments to be maintained as herein or therein provided, or to cause such policies to be and remain so assigned or payable as provided herein, or to cause to be delivered to the Administrative Agent satisfactory evidence thereof, then the Administrative Agent, if it so elects, may itself have any such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor and the Borrower shall reimburse the Administrative Agent (and the Lenders, if applicable) upon demand for the amount of the premiums paid, together with interest thereon at the Default Rate from the date such premiums were paid by the Administrative Agent (or Lender, if applicable) until reimbursed. The Administrative Agent and the Lenders shall not be responsible for the solvency of any company issuing any insurance policy, whether or not selected or approved by the Administrative Agent or the Lenders, or for the collection of any amounts due under any such policy, and shall be responsible and accountable only for such money as may be actually received by the Administrative Agent or the Lenders.
(e)    The Borrower and the Guarantors agree to notify the Administrative Agent in writing within thirty (30) days of any Casualty Event involving a Vessel (or any other vessel owned by the Borrower that could reasonably be expected to have a Material Adverse Effect), in each case whether or not such casualty or loss is covered by insurance. The Borrower and the Parent Guarantor further agree to promptly notify their insurance company and to submit an appropriate claim and proof of claim to the insurance company in the event that a Vessel or any other vessel owned by the Borrower, is involved in a Casualty Event. As to the Vessel Collateral, the Administrative Agent may submit such a claim and proof of claim to the insurance company on the owner’s behalf, should the owner fail to do so promptly for any reason. As to the Vessel Collateral, the Borrower and the Guarantors hereby irrevocably appoint the Administrative Agent as its agent and attorney-in-fact, each such agency being coupled with an interest, to make, settle and adjust claims under such policy or policies of insurance (regardless of whether a settlement or adjustment of a claim is an Event of Default) and to endorse the name of the Borrower and the Guarantors on any check or other item of payment for the proceeds thereof; it being understood, however, that unless one or more Defaults exist under this Agreement, the Administrative Agent will not settle or adjust any such claim without the prior approval of the Borrower (which approval shall not be unreasonably withheld).
(f)    The Borrower and the Guarantors shall not declare or agree with underwriters that a Vessel is a constructive or compromised, agreed or arranged constructive total loss without the prior written consent of the Administrative Agent and the Required Lenders. The proceeds of all insurance covering Vessel Collateral shall be made payable to the owner of such Vessel and the Administrative Agent jointly, and delivered to the Administrative Agent. The Administrative Agent agrees to notify the applicable insurance carrier to make the insurance payment payable to and delivered to the Borrower in connection with a Casualty Event if after such Casualty Event either: (i) no Event of Default shall have occurred and be continuing; and the fair market value of the Vessel Collateral is equal to or in excess of one hundred fifty percent (150%) of the outstanding Credit Exposures of all Lenders or (ii) no Event of Default shall have occurred and be continuing; and the Borrower has replaced the Vessel Collateral subject to the Casualty Event with one or more vessels of equivalent or greater comparable fair market value, acceptable to the Administrative Agent in its sole and absolute discretion, and has provided to the Administrative Agent a first priority, perfected Lien subject only to Excepted Liens identified in clauses (a) to (c) of Section 9.03 on such substitute Vessel Collateral.
(g)    The Administrative Agent’s receipt of such insurance proceeds and the application of such proceeds as provided herein shall not, however, affect the Administrative Agent’s Liens against the Vessels, for the ratable benefit of the Lenders. Other than in circumstances where insurance proceeds relative to the loss of or damage to a Vessel are applied to the repayment of the Indebtedness or where the Borrower or the Parent Guarantor have substituted one or more Vessels of equivalent or greater fair market value as Vessel Collateral in compliance with Section 8.16 (without taking into account the Vessels damaged), nothing under this Section 8.08 shall be deemed to excuse the Borrower from its obligations to promptly repair, replace or restore any lost or damaged Vessel, whether or not the same is covered by insurance, whether or not such proceeds of insurance are available, and whether or not such proceeds are sufficient in amount to complete such repair, replacement or restoration, to the satisfaction of the Administrative Agent. Furthermore, unless otherwise confirmed by the Administrative Agent and the Required Lenders in writing, the application or release of any insurance proceeds by the Administrative Agent shall not be deemed to cure or waive any Event of Default under this Agreement.
(h)    The Borrower and the Guarantors, upon request of the Administrative Agent, shall furnish, or cause to be furnished, to the Administrative Agent reports on each existing policy of insurance showing such information as the Administrative Agent or the Required Lenders may request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the Property insured; (v) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (vi) the expiration date of the policy.
Section 8.09    Accounts and Records. The Borrower and the Guarantors will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to the respective business and activities, sufficient to permit reporting in accordance with GAAP, consistently applied.

Section 8.10    Right of Inspection. (a) The Borrower and the Guarantors will permit any officer, employee or agent of the Administrative Agent, any Lender, the Surveyor, the United States Coast Guard or the American Bureau of Shipping to visit and inspect the Vessels, and to visit and inspect the other Vessel Collateral, and (b) the Borrower and the Guarantors will permit any officer, employee or agent of the Administrative Agent and (upon the occurrence and continuance of an Event of Default) any Lender to examine the books of record and accounts of the Borrower and the Guarantors, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Borrower and the Guarantors with their officers, accountants, counsel and auditors, all of the foregoing at such reasonable times and on reasonable notice and without hindrance or delay and as often as the Administrative Agent, any Lender (if applicable), the Surveyor, the United States Coast Guard or the American Bureau of Shipping may reasonably desire. Notwithstanding the foregoing, except following an Event of Default that has occurred and is continuing, the Administrative Agent, any Lender and the Surveyor shall not visit or inspect the Vessels or other Vessel Collateral more frequently than twice a year, individually or as a group, and then at their own expense, except that the Borrower will be responsible for such expense following the occurrence and during the continuance of an Event of Default, and provided that any such visits or inspections shall occur when the applicable Vessel is shoreside at a location involved in the ordinary course of providing its services under its then applicable charter or other vessel service contract.
Section 8.11    Maintenance of Properties. The Borrower and the Guarantors shall maintain and preserve all of their respective Properties (and any Property leased by or consigned to any of them or held under title retention or conditional sales contracts) that are used or useful in the conduct of their respective business in the ordinary course in good working order and condition at all times, ordinary wear and tear excepted, and make all repairs, replacements, additions, betterments and improvements to their respective Properties to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower and the Guarantors shall at all times maintain the Vessels in compliance with the requirements of the American Bureau of Shipping or any other classification society acceptable to the Administrative Agent, for the highest classification for vessels of like age and type, and upon the Administrative Agent’s request therefor, the Borrower shall promptly provide to the Administrative Agent copies of certificates duly issued by the American Bureau of Shipping or other classification society acceptable to the Administrative Agent, to the effect that the Vessels have been given the highest classification and rating for vessels of the same respective ages and types, free of all recommendations and notations of such classification society affecting class.
Section 8.12    Notice of Certain Events. (a) The Parent Guarantor and the Borrower shall promptly notify the Administrative Agent if any one of them learns of the occurrence of any event which constitutes a Default, together with a detailed statement by a Responsible Officer of the Parent Guarantor as to the nature of the Default and the steps being taken to cure the effect of such Default.
(b)    The Parent Guarantor and the Borrower shall promptly notify the Administrative Agent of any change in organizational jurisdiction, location of the principal place of business or the office where records concerning accounts and contract rights are kept, or any change in the federal taxpayer identification number or organizational identification number of the Parent Guarantor or any Subsidiary.
(c)    The Parent Guarantor and the Borrower shall promptly provide the Administrative Agent, upon request therefor by the Administrative Agent, listings of the assets of the Borrower or the Guarantors and the condition thereof, in form and substance satisfactory to the Administrative Agent.

(d)    The Parent Guarantor and the Borrower shall promptly submit such information in form and substance satisfactory to the Administrative Agent as may be reasonably requested by the Administrative Agent concerning construction of new vessels for the Borrower or the Guarantors.
(e)    The Parent Guarantor and the Borrower shall promptly notify the Administrative Agent of any defaults or alleged defaults of any party with respect to any construction contract for newbuild vessels that could reasonably be expected to have a Material Adverse Effect, and thereafter keep the Administrative Agent advised of any significant developments in connection therewith.
(f)    The Parent Guarantor and the Borrower shall promptly notify the Administrative Agent of any and all Liens filed or otherwise asserted, and attachments made, against the Vessels, together with copies of all related instruments and any other materials that the Administrative Agent shall request.
(g)    The Parent Guarantor and the Borrower shall provide to the Administrative Agent upon request therefor by the Administrative Agent from time to time, evidence satisfactory to the Administrative Agent that no Change in Control has occurred.
Section 8.13    ERISA Information and Compliance. The Parent Guarantor and the Borrower will furnish to the Administrative Agent (i) as soon as is administratively practicable following a request from the Administrative Agent copies of each annual or other report filed with the United States Secretary of Labor or the PBGC, copies of each annual and other report with respect to any Plan sponsored or maintained by the Borrower, the Parent Guarantor, any Subsidiary, or any ERISA Affiliate and (ii) as soon as is administratively practicable upon becoming aware of the occurrence of any (A) ERISA Event or (B) “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan sponsored or maintained by the Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect, a written notice signed by the president, the chief executive officer or the chief financial officer of the Parent Guarantor specifying the nature thereof, what action the Parent Guarantor is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Parent Guarantor and the Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of the Parent Guarantor or any Subsidiary.
Section 8.14    Charters. The Borrower and the Guarantors shall perform all of its obligations in respect of, and observe all of the terms and provisions of, any charter of a Vessel, and shall use their best efforts to keep all such agreements in full force and effect for the applicable term thereof. Notwithstanding the foregoing, no breach by the Borrower or the Guarantors under a charter shall be a Default or Event of Default hereunder unless the result could reasonably be expected to have a Material Adverse Effect.
Section 8.15    Security. The Indebtedness shall be secured by the following:
(a)    The Vessels and related Property and rights of the Borrower or the other Loan Parties satisfying the requirements of Section 8.16 (“Vessel Collateral”),
(b)    The Deposit Accounts, and
(c)    Upon the formation or acquisition of any Subsidiary which results in Parent Guarantor having Subsidiaries (other than the Borrower and the then existing Guarantor Subsidiaries) with assets of $50,000,000 or more in the aggregate, or upon any Subsidiaries (other than the Borrower and the then existing Guarantor Subsidiaries) from time to time existing having assets of $50,000,000 or more in the aggregate, then such Subsidiary or Subsidiaries as are satisfactory to the Required Lenders in their sole discretion (such that the Subsidiaries, other than the Borrower, the then existing Guarantor Subsidiaries and such Subsidiary or Subsidiaries as are satisfactory to the Required Lenders to guaranty the Indebtedness, not guarantying the Indebtedness have assets of less than $50,000,000 in the aggregate) shall guaranty the payment and performance of the Indebtedness by executing and delivering in favor of the Administrative Agent, for the ratable benefit of the Lenders, a guaranty agreement comparable to the Guaranty and Collateral Agreement but in form and substance satisfactory to the Administrative Agent and the Required Lenders. Notwithstanding the foregoing, in the event that, but for this sentence, a Subsidiary formed under the laws of a jurisdiction outside of the United States would be required to execute and deliver a guaranty, then in lieu of such guaranty the Parent Guarantor or applicable Subsidiary of Parent Guarantor that owns such Foreign Subsidiary shall promptly pledge to the Administrative Agent, for the ratable benefit of the Lenders, on an equity class by equity class basis the lesser of (y) all of the equity of such class in such Foreign Subsidiary that it owns or (z) sixty-five percent (65%) of the equity of such class issued and outstanding in such Foreign Subsidiary (in other words, no more than sixty-five percent (65%) of each class of the foreign Subsidiary’s equity issued and outstanding is to be pledged), as security for the Indebtedness (and if the pledgor is not the Borrower, such pledgor shall guaranty the Indebtedness), all pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. Furthermore, if a Subsidiary guarantees the Debt of others, it shall also guaranty the Indebtedness on at least a pari passu basis with such other guarantee.
Section 8.16    Collateral Value. The Borrower shall cause the fair market value of the total Vessel Collateral at all times to be greater than or equal to one hundred fifty percent (150%) of the Commitments from time to time in effect (the “Required Collateral Value”). If from time to time, in order for the Borrower to comply with the preceding sentence, including without limitation, when a Vessel is subject to a Casualty Event, additional Vessels are required to be mortgaged in favor of the Administrative Agent for the ratable benefit of the Lenders, then (i) the Administrative Agent shall be entitled to choose in its sole and absolute discretion which additional vessel or vessels owned (subject to the next following sentence) by the Borrower, not otherwise subject to a mortgage Lien securing Debt that otherwise does not violate this Agreement, shall be so mortgaged so that the Borrower will be in compliance with the preceding sentence (and the parties acknowledge that the Borrower may suggest what additional vessel or vessels it would prefer but such suggestions nevertheless shall not have the effect of impairing the fact that the selection is at the Administrative Agent’s sole and absolute discretion), and (ii) the Borrower shall promptly supplement and amend the applicable Security Instrument and this Agreement, or enter into collateral documents, pursuant to documentation in form and substance satisfactory to the Administrative Agent, so as to grant to the Administrative Agent, for the ratable benefit of the Lenders, Fleet Mortgage Liens (or the foreign equivalent) thereon and first priority security interests (or the foreign equivalent) in all related assets, and in connection therewith the Borrower shall provide to the Administrative Agent evidence of insurance required under the Loan Documents and applicable Certificates of Documentation as to the Vessel Collateral and Vessel abstracts thereon showing the Fleet Mortgage as the only recorded Lien (other than Excepted Liens) thereon. If the fair market value of the Vessel Collateral is greater than the Required Collateral Value, the Borrower shall not be entitled to the release of any Vessel Collateral without the written consent of all Lenders, which will not be unreasonably withheld. The Borrower shall not substitute vessels (and related assets) for existing Vessels that are Vessel Collateral without the written consent of the Required Lenders, which will not be unreasonably withheld. The Administrative Agent may, but shall not be required to, accept vessels as Vessel Collateral that are flagged in countries other than the U.S. The Administrative Agent and the Lender acknowledge that, on the Effective Date the requirements of this Section 8.16 are met by providing a Lien on the Vessels set forth in Schedule 8.16 and related Vessel Collateral.
Section 8.17    Deposit Accounts. The Borrower and the Parent Guarantor shall maintain their primary domestic deposit, collection and disbursement banking accounts with a Lender. The foregoing is not applicable to the Investment Accounts, foreign banking accounts of the Borrower or the Parent Guarantor or other banking related products.
Section 8.18    Appraisal. At any time after the Effective Date (but in any event only four (4) times after such date but prior to the Maturity Date) the Required Lenders shall be entitled to require that the Administrative Agent obtain, or the Administrative Agent may on its own initiative obtain, Appraisals by the Surveyor with respect to the Vessel Collateral. The foregoing limitation shall not apply (a) in connection with each exercise of a Commitment Increase or (b) during the occurrence and continuance of any Default or Event of Default, in which event the Administrative Agent or the Required Lenders shall be entitled to additional Appraisals. The Borrower shall be liable for all reasonable expenses in connection with any such Appraisals. In addition to the foregoing, the Required Lenders may from time to time in their discretion obtain further Appraisals, at the pro-rata cost and expense of all the Lenders (computed by reference to each Lender’s Applicable Percentage). If Dufour, Laskay & Strouse is removed from the Administrative Agent’s list of approved surveyors and a different surveyor (such surveyor to be on the Administrative Agent’s approved list and selected by the Administrative Agent) appraises the Vessels at a lower amount than previously appraised, the Borrower may, at their own cost and expense, have any other surveyor on the Administrative Agent’s approved list reappraise the Vessels. The higher of the two appraisals shall be the accepted appraisal, but only if the appraisal methodology is acceptable to the Administrative Agent in its reasonable discretion.
Section 8.19    Liquidity. If the 2019 Convertible Senior Notes remain outstanding as of March 1, 2019, then commencing on such date, the Parent Guarantor and the Borrower shall maintain as of the end of such calendar month and each calendar month-end thereafter, Available Liquidity of $400,000,000 until the earlier of (a) the refinancing of the 2019 Convertible Senior Notes to a date that is 91 or more days beyond the scheduled Maturity Date or (b) the Redemption of the 2019 Convertible Senior Notes.
Section 8.20    Sanctions and Anti-Terrorism Laws. The Borrower shall maintain in effect the policies and procedures with respect to Sanctions and Anti-Terrorism Laws specified in Section 7.09(e).
ARTICLE IX
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized to the reasonable satisfaction of the Issuing Lender and all LC Disbursements shall have been reimbursed, the Parent Guarantor and the Borrower covenant and agree with the Administrative Agent and the Lenders on behalf of the Loan Parties that:
Section 9.01    Financial Covenants.
(a)    Interest Coverage Ratio. The Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) will not permit its ratio of EBITDA (without pro forma adjustments) for the period of four fiscal quarters then ending to interest expense (determined in accordance with GAAP except that the non-

cash original issue discount component of interest expense related to Debt subject to ASC 815-40 will be excluded from interest expense for purposes of this calculation), as of the last day of any fiscal quarter commencing with the fiscal quarter ended December 31, 2014, to be less than 3.00 to 1.00.
(b)    Total Debt to Capitalization Ratio. The Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) will not permit its Total Debt to Capitalization Ratio as of the last day of any fiscal quarter to be greater than (i) commencing with the fiscal quarter ended December 31, 2014 and ending with the fiscal quarter ending December 31, 2016, 55% and (ii) for each fiscal quarter commencing with the fiscal quarter ending March 31, 2017 and thereafter, 50%.
Section 9.02    Debt. No Loan Party will create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt not permitted by the terms of the Indentures as such Indentures are amended or modified from time to time and comparable provisions of any indentures that may be entered into as a restatement, renewal, refinance or rearrangement of any of the Indentures (“Replacement Indentures”) entered into from time to time (“Debt Covenant”) and, for purposes of the foregoing, the provisions of the latest such Debt Covenant adopted, together with all related definitions and giving effect, if applicable, to the termination provisions upon the attainment of certain Debt ratings, are incorporated herein by reference, mutatis mutandis, and shall be deemed to continue in effect for the Administrative Agent’s, the Issuing Lender’s, the Swing Line Lender’s and the Lenders’ benefit as in effect on the date of the last to be terminated of the Indentures and any Replacement Indentures. The Debt issued under any Replacement Indenture or any other indenture entered into by a Loan Party from time to time must be payable in a single payment upon the Stated Maturity, such Stated Maturity may not be earlier than six months after the Maturity Date, and the covenants may not be materially more restrictive (taken as a whole) than the covenants contained in this Agreement.
Section 9.03    Liens. No Loan Party will create, incur, assume, or permit to exist any Lien on any of the Vessel Collateral or other Properties, except for the following, which shall be “Excepted Liens”, provided that only the liens referred to in clauses (a) through (c) and (e) below may apply to the Vessel Collateral:
(a)    Liens in the Vessel Collateral and any other Liens in favor of the Administrative Agent and the Lenders to secure the Indebtedness.
(b)    Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accrual as shall be required by GAAP shall have been made therefor.
(c)    Landlords’, carriers’, warehousemen’s, mechanics’, laborers’, seamen’s, preferred maritime and materialmen’s liens arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accrual as shall be required by GAAP shall have been made therefor.
(d)    precautionary liens on Property covered by leases.
(e)    Legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature (provided, that any such covenant or undertaking shall not apply to such Loan Party’s ability to grant Liens in favor of the Administrative Agent and the Lenders).

(f)    Liens on Property of a Loan Party that is not Vessel Collateral, which Liens arise from a judgment or judgments against a Loan Party; provided that such Liens shall not exceed $5,000,000 in the aggregate during the term of the Loan and such Loan Party shall nevertheless diligently contest such judgment.
(g)    Liens by shipyards on vessels under construction securing the obligation of a Loan Party to pay for the cost of such vessel.
(h)    Liens on any Property of a Person existing at the time such Person is merged into or consolidated with any Loan Party, provided that such Liens were in existence prior to such merger or consolidation, were not created in contemplation of it and do not extend to any Property or asset of any Loan Party, other than those of the Person merged into or consolidated with any Loan Party.
(i)    Liens on any Person or any Property of a Person existing at the time of acquisition thereof by any Loan Party, provided that such Liens were in existence prior to such acquisition, were not created in contemplation of such acquisition and do not extend to any Property of any Loan Party, other than such Person or such Property acquired by any Loan Party.
(j)    Liens securing the performance of tenders, bids, statutory obligations, surety, appeal, return-of-the-money or performance bonds, government contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business.
(k)    Liens securing any Swap Agreements.
(l)    Liens existing on the Effective Date and set forth on Schedule 9.03(l).
(m)    Liens securing Debt that is non-recourse to any Loan Party.
(n)    Any interest or title of a lessor under an operating lease.
(o)    Liens on Property of a Loan Party or a Subsidiary thereof to secure Debt incurred for the purpose of (i) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 120 days after, completion of the acquisition of such Property or (ii) financing all or any part of the cost of construction or conversion of any such Property, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction or conversion of, such Property and such Liens shall not extend to any other Property of a Loan Party or a Subsidiary thereof (other than any associated accounts, contracts and insurance proceeds).
(p)    Liens securing Debt used to refinance Debt (as permitted by the Debt Covenant) which are secured by Liens referred to in (h), (i), (l) and (o) above and in this subsection (p).
(q)    Liens securing Debt of any Loan Party that does not exceed $50,000,000 at any one time outstanding on Property that is not Vessel Collateral.
(r)    Liens on any Property of any Loan Party that is not Vessel Collateral that were substituted or exchanged as collateral for other Properties of any Loan Party that are referred to in (h) and (i) above, provided that the fair market value of the substituted or exchanged Properties substantially approximates, at the time of the substitution or exchange, the fair market value of the other Properties so referred to.
(s)    Rights of banks to setoff deposits against Debt owed to said banks.

(t)    Liens upon specific items of inventory or other goods and proceeds of any Loan Party securing the Loan Party’s obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business.
Notwithstanding any of the exceptions contained in this Section 9.03, the Indentures, Replacement Indentures or any other indenture entered into by a Loan Party may not be secured by any Liens upon any Properties of the Borrower, the Guarantors or any of their Subsidiaries.
Section 9.04    Restricted Payments. Neither the Parent Guarantor nor the Borrower shall, declare or make any Restricted Payments except:
(a)    the Borrower shall be permitted to make cash dividends or distributions to the Parent Guarantor;
(b)    stock dividends (including any rights distributed pursuant to a stockholder rights plan), stock splits and reverse stock splits with respect to the Parent Guarantor; provided, that the Parent Guarantor shall promptly notify the Administrative Agent of any such permitted dividends, splits or reverse splits;
(c)    the Parent Guarantor shall be permitted to issue shares of its Equity Interests or purchase its Equity Interests for purposes of contributing such shares or selling such shares to an employee stock ownership plan sponsored by Parent Guarantor; provided, that the aggregate of such Restricted Payments during the term of the Agreement shall not exceed $25,000,000;
(d)    if no Event of Default shall have occurred and be continuing, the Parent Guarantor shall be permitted to make Restricted Payments (other than “dividends or other distributions” as that terminology is contemplated in the definition of Restricted Payments) to the extent such Restricted Payments are made from the proceeds of, and reasonably contemporaneously with, any issuance of convertible Debt of the Parent Guarantor, or from any issuance of Equity Interests of the Parent Guarantor (other than Disqualified Stock); and
(e)    if no Event of Default shall have occurred and be continuing, the Parent Guarantor shall be permitted to otherwise make Restricted Payments provided that (i) such Restricted Payments, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor (other than pursuant to clause (d) above) after November 2, 2011 is less than the sum of (A) 50% of the cumulative Consolidated Net Income of the Parent Guarantor from January 1, 2006 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) plus (B) $125,000,000 and (ii) after giving pro forma effect to such Restricted Payment, the Borrower shall have $20,000,000 in the aggregate in cash or cash equivalents in the Deposit Accounts or unused availability under the Commitments or a combination of such cash and cash equivalents and such availability.
Section 9.05    Nature of Business. Neither the Parent Guarantor nor any Subsidiary will engage in any material respect in any business other than the marine vessel business, including any logistics services related thereto and any ancillary, complementary or related line of business.
Section 9.06    Mergers, Acquisitions, New Subsidiaries. No Loan Party will acquire, merge or consolidate with or into or make an Investment in any Person (other than with another Loan Party), nor will it sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any

Vessel Collateral or all or substantially all of its Property (whether now owned or hereafter acquired) to any Person; provided, that
(a)    a Loan Party may merge with another Person (other than with another Loan Party) if, and only if, (1) the Loan Party is the surviving entity, (2) the merging Person (A) is primarily in the marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business, and (B) is either EBITDA positive or is projected to be EBITDA positive within twelve months of such merger on a consolidated pro forma basis, (3) immediately preceding and after giving effect to such merger, (A) there is no Default or Event of Default and (B) the Borrower shall have $20,000,000 in the aggregate in cash or cash equivalents in the Deposit Accounts or unused availability under the Commitments or a combination of such cash and cash equivalents and such availability, (4) after giving effect to such merger, the Parent Guarantor and the Borrower are in pro forma compliance with the provisions of Section 9.01 and (5) the Borrower shall have provided the Administrative Agent at least fifteen (15) days advance notice of the merger and such information and materials in connection therewith that the Administrative Agent or any Lender reasonably requests.
(b)    a Loan Party may acquire or form a Subsidiary, make an Investment, or acquire any vessel (including barges) or other capital assets if, and only if, (1) the Subsidiary or the Person or business unit that is the subject of an Investment, as applicable, (A) is in the marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business and (B) is either EBITDA positive or projected to be EBITDA positive within twelve months of such acquisition, formation or Investment on a post-acquisition, -formation or –investment Parent Guarantor consolidated pro forma basis, (2) immediately preceding and after giving effect to such acquisition, formation or Investment, (A) there is no Default or Event of Default and (B) the Borrower shall have $20,000,000 in the aggregate in cash or cash equivalents in the Deposit Accounts or unused availability under the Commitments or a combination of such cash and cash equivalents and such availability, (3) after giving effect to such acquisition, formation or Investment, the Parent Guarantor and the Borrower are in pro forma compliance with the provisions of Section 9.01, (4) a Loan Party shall control the management and operations of such Subsidiary, (5) simultaneously with the acquisition or formation of such Subsidiary, such Subsidiary shall (if required under subsection 8.15(c) hereof) execute and deliver to the Administrative Agent, for the ratable benefit of the Lenders, a guaranty of the payment of the Indebtedness, (6) no Loan Party shall at any time be or become liable for such Subsidiary’s Debts, then or thereafter arising unless such Subsidiary is a Guarantor Subsidiary, and (7) except where such acquisition or formation of a Subsidiary or other acquisition shall involve in excess of fifteen percent (15%) of Consolidated Net Tangible Assets (as of the most recently completed fiscal quarter for which internal financial statements are available) in which event, prompt notice following such action shall be permissible, the Borrower shall have provided the Administrative Agent at least fifteen (15) days advance notice of the acquisition and such information and materials in connection therewith that the Administrative Agent or any Lender reasonably requests. Nothing in this Agreement is intended to prohibit any Loan Party from entering into any new construction or conversion of vessels.

If a Loan Party desires to take any action contrary to the terms of this Section 9.06(b), the Administrative Agent and the Required Lenders shall consider such action; provided, that before the Administrative Agent and the Required Lenders decide whether to consent, the Administrative Agent and the Required Lenders shall have been provided with all such information and materials that they request and had sufficient time to assess the proposed action and, further, if the Administrative Agent and the Required Lenders so consent, then the Parent Guarantor and the Borrower and such other Persons as may be required by the Administrative Agent shall execute and deliver such documents as the Administrative Agent requires, in form and substance satisfactory to the Administrative Agent.

Section 9.07    ERISA Compliance. No Loan Party will at any time (a) permit any Plan maintained by it to engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code; (b) incur any “waived funding deficiency” as such term is defined in Section 302 of ERISA; or (c) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Borrower pursuant to Section 4068 of ERISA, any of which could reasonably be expected to have a Material Adverse Effect.
Section 9.08    Indentures. No Loan Party shall amend, modify, supplement, refinance or waive any of the Indentures, or enter into other documents in connection therewith, including without limitation as to any refinancing, to add any collateral thereunder, to change any of the covenants to make them more restrictive than the covenants contained in this Agreement or any of the Indentures as it exists on the date hereof, or to accelerate the maturity, amortization or other payment schedules of the underlying loans. As to all other amendments, modifications, supplements, refinances and waivers to such documents, the Parent Guarantor and the Borrower shall provide to the Administrative Agent an executed copy promptly after the execution and delivery thereof.
Section 9.09    Prepayment of the Indentures and Other Debt. The Parent Guarantor and the Borrower shall not prepay any Debt, other than
(a)    the Indebtedness, in accordance with this Agreement;
(b)    trade payables and accruals and deferrals, in the ordinary course of business;
(c)    the 2019 Convertible Senior Notes, if on the date of such prepayment, pro forma for such prepayment, the Parent Guarantor and the Borrower (i) have Available Liquidity of at least $100,000,000, (ii) can demonstrate in the reasonable determination of the Administrative Agent, based on good faith assumptions, that the business plan of the Parent Guarantor is fully funded for the next 4 fiscal quarters, (iii) are in pro forma compliance with the provisions of Section 9.01, and (iv) no Default or Event of Default exists or would result from such prepayment;
(d)    the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof, if on the date of such prepayment, pro forma for such prepayment, the Parent Guarantor and the Borrower (i) have Available Liquidity of at least $100,000,000; provided, that if the date of such repayment is after March 1, 2019 and the 2019 Convertible Senior Notes have not been (A) refinanced to a date that is 91 days beyond the scheduled Maturity Date or (B) Redeemed, then the Parent Guarantor and the Borrower must have Available Liquidity of at least $400,000,000, (ii) can demonstrate in the reasonable determination of the Administrative Agent, based on good faith assumptions, that the business plan of the Parent Guarantor is fully funded for the next 4 fiscal quarters, (iii) are in pro forma compliance with the provisions of Section 9.01, and (iv) no Default or Event of Default exists or would result from such prepayment;
(e)    as to other Debt, so long as there is no Default or Event of Default then existing and doing so would not give rise to a Default or an Event of Default and the Parent Guarantor and the Borrower shall have $10,000,000 in the aggregate in cash or cash equivalents in the Deposit Accounts or unused availability under the Commitments or a combination of cash and cash equivalents and such availability, partial prepayments of such other Debt or the refinancing of any such other Debt in full.
Section 9.10    Loans. No Loan Party shall lend, advance, deposit with, assume, extend credit, or guarantee any money to any Person; provided, that (a) intra-company Debt outstanding at any time, owed by the Parent Guarantor, the Borrower, a Subsidiary or a less than 50%-owned Affiliate of a Loan Party to a Loan Party in connection with accounting allocations between such Persons (provided, further, that such Debt shall be unsecured and subordinated to the Indebtedness upon terms and conditions satisfactory to Administrative Agent) is permitted, (b) loans or advances by a Loan Party to another Loan Party (provided, further, that such Debt shall be unsecured and subordinated to the Indebtedness upon terms and conditions satisfactory to Administrative Agent) are permitted, (c) loans or advances to Subsidiaries other than Guarantor Subsidiaries, the outstanding amount of which does not at any time exceed, in the aggregate, $50,000,000, are permitted, (d) loans or advances to officers, directors and employees of the Borrower or the Parent Guarantor made in the ordinary course of business and consistent with past practices and applicable law in an aggregate amount not to exceed $500,000 outstanding at any one time, are permitted, (e) a Loan Party may provide financing or make loans or guarantees in connection with transactions involving Parent Guarantor’s Equity Interests between such Loan Party and a Parent Guarantor sponsored employee stock ownership plan, provided that the aggregate amount of such financings, loans or guarantees for all Loan Parties may not exceed $25,000,000 outstanding at any time and (f) a Loan Party may provide financing to a Person in connection with such Person acquiring an ownership interest in a Subsidiary or a less than 50%-owned Affiliate of a Loan Party (and such financing shall be for no other purpose) where such Person’s ownership interest is reasonably necessary, advisable or incidental to the conduct of business by such Subsidiary or Affiliate in a jurisdiction outside of the United States (provided, further, that (i) as to such a financing provided by a Guarantor Subsidiary that does not involve a transfer of equity in such Guarantor Subsidiary and as to any such financing provided by a Loan Party, the Person acquiring the equity interest shall be acquiring it from the applicable Loan Party providing the financing, another Loan Party or a newly formed Subsidiary or Affiliate of a Loan Party, (ii) no actual funds shall transfer from the Loan Party in connection with any such financing and (iii) no such financings in the aggregate shall be with respect to more than thirty percent (30%) of the equity of any such Subsidiary or more than fifty-one percent (51%) of the equity of any such Affiliate).
Section 9.11    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.
Section 9.12    Transactions with Affiliates. The Parent Guarantor and the Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Loan Parties and Wholly-Owned Subsidiaries of the Borrower or the Parent Guarantor) unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to the Parent Guarantor, Borrower or such Subsidiaries than they would obtain in a comparable arm’s length transaction with a Person not an Affiliate. For the avoidance of doubt, an employee stock ownership plan sponsored by Parent Guarantor shall not be an “Affiliate”.
Section 9.13    Reserved.
Section 9.14    Reserved.
Section 9.15    Sale of Properties. The Parent Guarantor will not, and will not permit any of its Subsidiaries to, sell, assign, convey or otherwise transfer any Property except for (a) the sale of inventory in the ordinary course of business; (b) the sale or transfer of equipment (other than Vessel Collateral) that is no longer necessary for the business of the Parent Guarantor or such Subsidiary as determined by the Borrower or the Parent Guarantor or is replaced by equipment of at least comparable value and use; (c) the sale or other disposition of those certain vessels disclosed to the Administrative Agent in writing and certified by a Responsible Officer of the Parent Guarantor on or prior to the Closing Date (the “Specified Vessel Sales”) (and in connection therewith clauses (i) and (ii) but not (iii) set forth in the proviso below shall be applicable); and (d) sales or other dispositions of Property or any interest therein (other than Vessel Collateral, or Equity Interests in any Person owning any Vessel Collateral, the sale, release, substitution or other disposition of which requires the consent of all Lenders or the Required Lenders, as the case may be, as provided in Section 8.16, unless such consent has been obtained) or Subsidiaries owning Properties; provided that in the case of (c) above (i) not less than seventy-five percent (75%) of the consideration received in respect of such sale or other disposition shall be cash or cash equivalents, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Property or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Parent Guarantor and, if requested by the Administrative Agent, the Parent Guarantor shall deliver a certificate of a Responsible Officer of the Parent Guarantor certifying to that effect), and (iii) all such sales or other dispositions (other than a Specified Vessel Sale) of Property or Subsidiaries owning Properties do not have a fair market value in excess of twenty percent (20%) of the Consolidated Net Tangible Assets of the Parent Guarantor in any twelve (12) month period in the aggregate, determined based on the most recently reported financial position of the Parent Guarantor and its Subsidiaries on a consolidated basis as of the most recent quarter end preceding the end of such twelve (12) month period.
Section 9.16    Negative Pledge Agreements; Dividend Restrictions. The Parent Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(d)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith except for any restriction that may exist under the Indentures, any Replacement Indenture or other indenture entered into by a Loan Party.
ARTICLE X
Events of Default; Remedies
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise; and (other than a payment due on the Maturity Date) such failure is not cured within three (3) Business Days after the applicable due date.
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)    any representation or warranty made or deemed made pursuant to Section 6.02 by or on behalf of the Parent Guarantor, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material adverse respect when made or deemed made pursuant to Section 6.02.
(d)    the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.05, Section 8.08, or in Article IX.
(e)    the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (ii) the chief executive officer or the chief financial officer of the Borrower or any Guarantor otherwise becoming aware of such default.
(f)    the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or administrative agent on its or their behalf to cause such Material Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Guarantor to make an offer in respect thereof.
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.
(i)    the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.
(j)    the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower or any Guarantor or any combination thereof and the same shall remain undischarged (or the Borrower and the Guarantor shall not have provided for its discharge) for a period of thirty (30) consecutive days during which execution shall not be effectively stayed and, if stayed pending appeal, for such longer period during such appeal while providing such accruals as may be required by GAAP.
(l)    any material provision of the Loan Documents, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or any Guarantor or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material part of the collateral purported to be covered thereby, (except to the extent permitted by the terms of this Agreement, or the Borrower or any Guarantor shall so state in writing) and such invalidity, lack of binding effect or priority is not cured to the Administrative Agent’s satisfaction within thirty (30) days after the earliest to occur of (x) notice from the Administrative Agent concerning its belief that a material provision is not valid and binding or asserting the lack of priority of a Lien, or (y) the chief executive officer or chief financial officer of the Borrower or the Parent Guarantor otherwise becomes aware that any material provision is not valid and binding or that a Lien lacks the intended priority.
(m)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, has resulted in, or could reasonably be expected to result in, liability of the Borrower and any Guarantor in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.
(n)    a Change in Control shall occur.
(o)    the Borrower or the Parent Guarantor ceases to be a citizen of the United States of America within the meaning of Title 46, Section 802 of the United States Code; or
(p)    a Material Adverse Effect shall occur.
Section 10.02    Remedies.
(a)    In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Parent Guarantor accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and the Parent Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Parent Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Parent Guarantor.
(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)    All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;
(iii)    third, pro rata to payment of accrued interest on the Loans;
(iv)    fourth, pro rata to (A) payment of principal outstanding on the Loans, (B) the payment obligations owing to an Administrative Agent, a Lender or an Affiliate of an Administrative Agent or a Lender under a Swap Agreement permitted by this Agreement and (C) to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure;
(v)    fifth, pro rata to any other Indebtedness; and
(vi)    sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
Section 10.03    Reserved.
Section 10.04    Acceleration of Swap Agreements. Notwithstanding anything to the contrary contained herein, acceleration and termination of the Swap Agreements involving the Administrative Agent, any Lender or the Affiliate of any Administrative Agent or Lender shall be governed by the terms of the Swap Agreements.
ARTICLE XI
The Administrative Agent
Section 11.01    Appointment; Powers. Each of the Lenders hereby appoints Wells Fargo Bank, N.A. as its Administrative Agent. Each Lender authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Section 11.02    Duties and Obligations of the Administrative Agent. The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term

“Administrative Agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Parent Guarantor or any of its Subsidiaries that is communicated to or obtained by the Lender serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, the Parent Guarantor or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or the Parent Guarantor and its Subsidiaries, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the applicable Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Administrative Agent shall not have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon, except in the case of gross negligence or willful misconduct by the Administrative Agent and each of the Borrower, the Guarantors, the Lenders, and the Issuing Lender hereby waives the right to dispute the Administrative Agent’s record of such statement absent manifest error. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and the Parent Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 11.05    Sub-Administrative Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-Administrative Agents appointed by the Administrative Agent. The Administrative Agent and any such sub-Administrative Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Neither the Borrower nor the Parent Guarantor shall be responsible for payment of fees or expenses of any such sub-Administrative Agent.
Section 11.06    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender, the Borrower and the Parent Guarantor, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, or an Affiliate of any such Lender or such other location as approved by the Required Lenders or if no such successor shall be appointed by the retiring Administrative Agent as aforesaid, the Required Lenders shall thereafter perform all of the duties of the retiring Administrative Agent hereunder until such appointment by the Required Lenders is made and accepted. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 11.07    Administrative Agents as Lenders. Each Lender serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, the Parent Guarantor or any of its Subsidiaries or other Affiliates as if it were not an Administrative Agent hereunder.
Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower, the Parent Guarantor or any of their Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Property or books of the Borrower, the Parent Guarantor or their Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Administrative Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower, the Parent Guarantor (or any of their Affiliates) which may come into the possession of such Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to Wells Fargo and its Affiliates only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Guarantors or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file a proof-of-claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding;
(b)    to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and
(c)    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.10    Authority of the Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.15 or is otherwise authorized by the terms of the Loan Documents.
ARTICLE XII
Miscellaneous
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at Hornbeck Offshore Services, Inc., 103 Northpark Blvd., Suite 300, Covington, LA 70433, Attention: James O. Harp, Jr., Executive Vice President and Chief Financial Officer; Telecopy No.: (985) 727-2006.
(ii)    if to the Administrative Agent, to it at WFBLS Charlotte Agency Services, 1525 W WT Harris Blvd, MAC D1109-019, Charlotte, NC 28262, Attention of David McWhorter (Telecopy No. 704-715-0017), with a copy to Corbin Womac, Director & Relationship Manager, at 1000 Louisiana, 9th Floor, MAC T0002-090, Houston, Texas 77002, (Telecopy No. 713-739-1087);
(iii)    if to the Issuing Lender, to it at WFBLS Charlotte Agency Services, 1525 W WT Harris Blvd, MAC D1109-019, Charlotte, NC 28262, Attention of David McWhorter (Telecopy No.

704-715-0017), with a copy to Corbin Womac, Director & Relationship Manager, at 1000 Louisiana, 9th Floor, MAC T0002-090, Houston, Texas 77002, (Telecopy No. 713-739-1087);
(iv)    if to any other Lender, to it at its address (or telecopy number) set forth in Schedule 12.01(a) hereto.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV and V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower and the Parent Guarantor may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, the Issuing Lender or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Lender or any other Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Parent Guarantor and the Required Lenders or by the Borrower, the Parent Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Parent Guarantor (except as set forth in the Guaranty and Collateral Agreement) or release all or substantially all of the collateral (other than as provided in Section 11.10) without the written consent of each Lender, or (vi) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and Appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for any Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, and including, without limitation, all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit.
(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT

OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR THE PARENT GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER, THE PARENT GUARANTOR AND THEIR SUBSIDIARIES BY THE PARENT GUARANTOR, THE BORROWER AND THEIR SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, THE PARENT GUARANTOR OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THEIR SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THEIR SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT ANY OF THE ABOVE INDEMNITIES SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT

SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by the Borrower to any Administrative Agent or the Issuing Lender under Section 12.03(a) or (b), each Lender severally agrees to pay to such Administrative Agent or the Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent or the Issuing Lender in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) except as permitted by Section 9.12, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit G (an “Assignment”) with the prior written consent of: (A) the Borrower and the Parent Guarantor (such consent not to be unreasonably withheld) provided that no consent of the Borrower and the Parent Guarantor shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 10(a), (b), (h) or (i) has occurred and is continuing, any other Person; (B) the Administrative Agent and; (C) the Issuing Lender.
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower, the Parent Guarantor and the Administrative Agent otherwise consent, provided that no such consent of the Borrower and the Parent Guarantor shall be required if an Event of Default under Section 10(a), (b), (h) or (i) has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    notwithstanding anything to the contrary contained in this Agreement, if such Assignment is made at a time when an Event of Default has occurred and is continuing, the written consent of the Borrower to such Assignment shall not be required; and
(F)    notwithstanding anything to the contrary herein, no assignments shall be made to a Defaulting Lender or any of its Subsidiaries or Affiliates.
For purposes of this Section 12.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c)(i).
(iv)    The Administrative Agent, acting for this purpose as an administrative agent of the Borrower and the Parent Guarantor, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Parent Guarantor, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I.
(v)    Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable required tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register after meeting the requirements provided in this Section 12.04(b).
(c)    (i)    Any Lender may, without the consent of the Borrower or the Administrative Agent or the Issuing Lender sell participations to one or more Lenders or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agree that each Participant shall be entitled to the benefits of Sections 5.01, 5.02 and 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 5.03 unless such Participant agrees to comply with Section 5.03(g) as though it were a Lender (it being understood that the documentation shall be delivered to the participating Lender).
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Parent Guarantor to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
(f)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Notwithstanding anything in this Agreement to the contrary, in no event shall any Lender or Participant assign any portion of or sell any participations in its rights and obligations under this Agreement to a competitor in the marine vessel business, including any logistic services related thereto or any ancillary, complementary or related line of business, or an Affiliate of such competitor, of the Parent Guarantor, the Borrower, or a Subsidiary. This prohibition shall be included in any documentation effecting an assignment of any interest herein or in the Notes issued hereunder and any attempted assignment in violation of this provision shall be void ab initio.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 5.01, 5.02, 5.03 and 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender, the Issuing Lender or the Swingline Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, however, that in no event shall any Lender, the Issuing Lender, the Swingline Lender and any of their respective Affiliates be entitled to exercise any statutory or common law right of set-off in the Investment Accounts in connection with and as against the Indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 12.09    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS; EXCEPT THAT CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, IN EACH CASE WHICH ARE LOCATED IN HARRIS COUNTY, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
(c)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR ADMINISTRATIVE AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and Administrative Agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower and the Parent Guarantor or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower, the Parent Guarantor or any Subsidiary relating to the Borrower, the Parent Guarantor or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower, the Parent Guarantor or a Subsidiary; provided that, in the case of information received from the Borrower, the Parent Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders, Administrative Agents or their Affiliates which are counterparties to any Swap Agreement with the Borrower, the Parent Guarantor or any of their Subsidiaries on a pro rata basis in respect of any obligations of the Borrower, the Parent Guarantor or any of their Subsidiaries which arise under any such Swap Agreement while such Person or its Affiliate is a Lender or Administrative Agent, but only while such Person or its Affiliate is a Lender or Administrative Agent, including any Swap Agreements between such Persons in existence prior to the date hereof. No Lender or Administrative Agent or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under its Loan Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.15, or otherwise under its Loan Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section 12.15 constitute, and this Section 12.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 12.16    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Lender to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, the Guarantors and no other Person (including, without limitation, any Subsidiary of the Borrower, any Subsidiary of the Guarantors, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Lender or any Lender for any reason whatsoever. There are no third party beneficiaries other than the Guarantors.
Section 12.17    Electronic Communications.
(a)    The Borrower and the Parent Guarantor hereby agree that, unless otherwise requested by the Administrative Agent, each will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent, to both Corbin Womac at corbin.m.womac@wellsfargo.com and Diana Horn at diana.horn@wellsfargo.com (or such other e-mail address designated by the Administrative Agent from time to time).
(b)    Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Lender by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender, the Issuing Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 12.17 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders and the Issuing Lender in any other manner specified in the Loan Documents.
(c)    The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC”

which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agents, the Issuing Lender and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agents shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”
(d)    Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(e)    Each party hereto agrees that any electronic communication referred to in this Section 12.17 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by the Administrative Agent during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.
(f)    Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agents, their affiliates nor any of their respective officers, directors, employees, Administrative Agents, advisors or representatives (collectively, the “Administrative Agent Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Administrative Agent Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with any Communications or the Platform.
Section 12.18    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.
Section 12.19    Existing Credit Agreement. On the date of this Agreement, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall be replaced hereby; provided that the Borrower, the Administrative Agent and the Lenders agree that on the date of the initial funding of Loans hereunder, the loans and other Indebtedness of the Borrower under the Existing Credit Agreement, if applicable, shall be renewed, rearranged, modified and extended with the proceeds of the initial funding and the “Commitments” of the lenders under the Existing Credit Agreement shall be superseded by this Agreement and terminated. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities. The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’, the Swing Line Lender’s and the Issuing Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement. The undersigned hereby waive (i) any right to receive any notice of such termination, (ii) any right to receive any notice of prepayment of amounts owed under the Existing Credit Agreement, and (iii) any right to receive compensation under the Existing Credit Agreement in respect of Eurodollar Loans outstanding under the Existing Credit Agreement resulting from such rearrangement. Each Lender that was a party to the Existing Credit Agreement hereby agrees to return to the Borrower, with reasonable promptness, any promissory note delivered by the Borrower to such Lender in connection with the Existing Credit Agreement.
Section 12.20    Reallocation of Commitments.
(a)    For an agreed consideration, each Lender (individually an “Assignor” and collectively, the “Assignors”) hereby irrevocably sells and assigns, severally and not jointly, (i) all of such Assignor’s rights and obligations in its capacity as Lender under the Existing Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to its Commitment and Credit Exposure, as the case may be, identified in Annex II attached hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of such Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Existing Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively for all Assignors as the “Assigned Interests”) to the Lenders (individually, an “Assignee” and, collectively, the “Assignees”) set forth on Annex I hereto (which shall replace the Annex I to the Existing Credit Agreement as of the Effective Date), and each Assignee hereby irrevocably purchases and assumes from each Assignor such Assignee’s percentage (as set forth on Annex I) of the Assigned Interests, subject to and in accordance with this Agreement, as of the Effective Date. Such sale and assignment is without recourse to the Assignors and, except as expressly provided in this Agreement, without representation or warranty by the Assignors.
(b)    From and after the Effective Date, the Administrative Agent shall distribute all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the appropriate Assignors for amounts which have accrued to but excluding the Effective Date and to the appropriate Assignees for amounts which have accrued from and after the Effective Date.
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Amended and Restated Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:	HORNBECK OFFSHORE SERVICES, LLC
	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Signature Page – 2nd Amended and Restated Credit Agreement

PARENT GUARANTOR:		HORNBECK OFFSHORE SERVICES, INC.
	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Signature Page – 2nd Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Corbin M. Womac
	Name:	Corbin M. Womac
	Title:	Director & Relationship Manager

Signature Page – 2nd Amended and Restated Credit Agreement

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Corbin M. Womac
	Name:	Corbin M. Womac
	Title:	Director & Relationship Manager

Signature Page – 2nd Amended and Restated Credit Agreement

BARCLAYS BANK PLC
By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

Signature Page – 2nd Amended and Restated Credit Agreement

Capital One, N.A.
By:	/s/ Mark Preston
Name:	Mark Preston
Title:	Senior Vice President

Signature Page – 2nd Amended and Restated Credit Agreement

JPMorgan Chase Bank, N.A.
By:	/s/ Donald K. Hunt
Name:	Donald K. Hunt
Title:	Officer

Signature Page – 2nd Amended and Restated Credit Agreement

COMERICA BANK
By:	/s/ Gary Culbertson
Name:	Gary Culbertson
Title:	Vice President

Signature Page – 2nd Amended and Restated Credit Agreement

WHITNEY BANK
By:	/s/ Eric B. Goebel
Name:	Eric B. Goebel
Title:	Senior Vice President

Signature Page – 2nd Amended and Restated Credit Agreement

AMEGY BANK NA
By:	/s/ Sam Trail
Name:	Sam Trail
Title:	Vice President

Signature Page – 2nd Amended and Restated Credit Agreement

DNB Capital LLC
By:	/s/ Sanjiv Nayar
Name:	Sanjiv Nayar
Title:	Senior Vice President

By:	/s/ Stian Lovseth
Name:	Stian Lovseth
Title:	First Vice President

Signature Page – 2nd Amended and Restated Credit Agreement

ANNEX I
SECOND AMENDED AND RESTATED CREDIT AGREEMENT COMMITMENTS
(As of the Effective Date)

Lender	Amount Of Commitment	% of Total Commitments
Wells Fargo Bank, N.A.	$60,000,000.00	20.000000000000%
Barclays Bank PLC	$45,000,000.00	15.000000000000%
JPMorgan Chase Bank, NA	$45,000,000.00	15.000000000000%
Comerica Bank	$37,500,000.00	12.500000000000%
DNB Capital LLC	$37,500,000.00	12.500000000000%
Capital One NA	$27,500,000.00	9.166666666667%
Whitney Bank	$27,500,000.00	9.166666666667%
Amegy Bank National Association	$20,000,000.00	6.666666666666%
Total	$300,000,000.00	100.000000000000%

Annex I

ANNEX II
EXISTING CREDIT AGREEMENT COMMITMENTS

Lender	Amount Of Commitment	% of Total Commitments
Wells Fargo Bank, National Association	$60,000,000.00	20.000000000000%
Barclays Bank PLC	$45,000,000.00	15.000000000000%
JPMorgan Chase Bank, NA	$45,000,000.00	15.000000000000%
Comerica Bank	$37,500,000.00	12.500000000000%
DNB Capital LLC	$37,500,000.00	12.500000000000%
Capital One NA	$27,500,000.00	9.166666666667%
Whitney Bank	$27,500,000.00	9.166666666667%
Amegy Bank National Association	$20,000,000.00	6.666666666666%
Total	$300,000,000.00	100.000000000000%

Annex II

EXHIBIT A-1
FORM OF NOTE

$__________________                            ______________, ___

FOR VALUE RECEIVED, Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [ ] or its registered assigns (the “Lender”), at the principal office of Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), at [1525 W WT Harris Blvd, MAC D1109-019, Charlotte, NC 28262], the principal sum of [___] Dollars ($[___]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be recorded by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.
This promissory note is one of the Notes referred to in the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, the Administrative Agent, and the lenders which are or become parties thereto. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
This Note and the Loans represented hereby may not be transferred except in compliance with the terms of the Credit Agreement. Transfers of this Note and the Loans represented hereby shall be recorded in the Register maintained by the Administrative Agent pursuant to the terms of the Credit Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

Exhibit A-1

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first written above.

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Exhibit A-1

EXHIBIT A-2
FORM OF SWING LINE NOTE

$__________________                            ______________, ___

FOR VALUE RECEIVED, Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to Wells Fargo Bank, National Association or its registered assigns (“Swing Line Lender”), at the principal office of Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), at [WFBLS Charlotte Agency Services, 1525 W WT Harris Blvd, MAC D1109-019, Charlotte, NC 28262], the principal sum of _________________________ No/100 Dollars ($_________________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swing Line Loans made by the Swing Line Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal amount of each such Swing Line Loan, at such office, in like money and funds, for the period commencing on the date of such Swing Line Loan until such Swing Line Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The Swing Line Lender shall record payments of principal made under this Swing Line Note, but no failure of the Swing Line Lender to make such recordings shall affect the Borrower’s rights or obligations or affect the validity of such transfer by any Swing Line Lender of this Swing Line Note.

This Swing Line Note is the Swing Line Note referred to in the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, the Administrative Agent, and the lenders (including the Swing Line Lender) which are or become parties thereto. Capitalized terms used in this Swing Line Note that are defined in the Credit Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement (a) provides for the making of the Swing Line Loans by the Swing Line Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Swing Line Sublimit, and (b) contains provisions for the refinancing of this Swing Line Note and for prepayments of Swing Line Loans upon the terms and conditions specified in the Credit Agreement and other provisions relevant to this Swing Line Note.

This Swing Line Note and the Swing Line Loans represented hereby may not be transferred except in compliance with the terms of the Credit Agreement. Transfers of this Swing Line Note and the Swing Line Loans represented hereby shall be recorded in the Register maintained by the Administrative Agent pursuant to the terms of the Credit Agreement.
THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

Exhibit A-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first written above.

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Exhibit A-2

EXHIBIT B-1
FORM OF SWING LINE NOTICE

__________, 20__
Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.09(b) of the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:
(i)    the aggregate amount of the requested Borrowing is $_____________;
(ii)    the date of such Borrowing is __________, 20__;1
(iii)    the requested Borrowing is to be an ABR Borrowing; and
(iv)    the location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[                ]
[                ]
[                ]
[                ]
[                ]

1 Must be a Business Day.

Exhibit B-1

The undersigned certifies that he is the [Executive Vice President and Chief Financial Officer] of Hornbeck Offshore Services, LLC, and that as such he is authorized to execute this certificate on behalf of Hornbeck Offshore Services, LLC. The undersigned further certifies, represents and warrants on behalf of Hornbeck Offshore Services, LLC that Hornbeck Offshore Services, LLC is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Exhibit B-1

EXHIBIT B-2
FORM OF BORROWING REQUEST

__________, 20__
Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:
(i)    the aggregate amount of the requested Borrowing is $_____________;
(ii)    the date of such Borrowing is __________, 20__;2
(iii)    the requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];
[(iv)    the initial Interest Period applicable thereto is [ ]3 ;]4 and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[                ]
[                ]
[                ]
[                ]
[                ]

2 Must be a Business Day.
3 1, 2, 3 or 6 months.
4 Insert for Eurodollar Borrowings.

Exhibit B-2

The undersigned certifies that he is the [Executive Vice President and Chief Financial Officer] of Hornbeck Offshore Services, LLC, and that as such he is authorized to execute this certificate on behalf of Hornbeck Offshore Services, LLC. The undersigned further certifies, represents and warrants on behalf of Hornbeck Offshore Services, LLC that Hornbeck Offshore Services, LLC is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Exhibit B-2

EXHIBIT B-3
FORM OF NOTICE OF PREPAYMENT

[Date]
Wells Fargo Bank, National Association
[1525 W WT Harris Blvd.
MAC D1109-019
Charlotte, NC 28262
Attn: David McWhorter
Telephone: (704) 590-6461
Facsimile: (704) 715-0017]

Ladies and Gentlemen:
The undersigned, Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 3.04 of the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), certifies that it is authorized to execute and deliver this Notice of Prepayment on behalf of the Borrower under and pursuant to the Credit Agreement.
The Borrower’s representative, on behalf of the Borrower, hereby gives you irrevocable notice pursuant to the Credit Agreement of the following (check the box next to which would apply for this Notice of Prepayment):
☐ MANDATORY PREPAYMENT
AS A RESULT OF REDUCTION OF COMMITMENTS
On _____________, 20___ (the “Reduction Date”), pursuant to the terms of Section 2.06(b) of the Credit Agreement, the Commitments were permanently reduced in an amount equal to $___________. As a result of such reduction in the Commitments on the Reduction Date, the total Credit Exposure, exceeds the aggregate Commitments, as so reduced by $_______________ (the “Payment Amount”).
As required under Section 3.04(c)(v) of the Credit Agreement, the Borrower hereby gives notice to the Administrative Agent that on _______________, 20___, (the “Payment Date”), which is the same day as the Reduction Date, the Borrower will deliver to the Administrative Agent the Payment Amount to be applied in accordance with Section 3.04(c)(iii) and (iv) of the Credit Agreement.

Exhibit B-3

☐ MANDATORY PREPAYMENT AS A RESULT OF
REDUCTION OF COMMITMENTS – COLLATERAL VALUE
On _____________, 20___ (the “Reduction Date”), pursuant to the terms of Section 2.06(c) of the Credit Agreement, the Commitments were permanently reduced in an amount equal to $___________. As a result of such reduction in the Commitments, the total Credit Exposure, exceeds the aggregate Commitments, as so reduced by $_______________ (the “Payment Amount”).
As required under Section 3.04(c)(v) of the Credit Agreement, the Borrower hereby gives notice to the Administrative Agent that on the Reduction Date, the Borrower will deliver to the Administrative Agent the Payment Amount to be applied in accordance with Section 3.04 (c)(iii) and (iv) of the Credit Agreement.

☐ MANDATORY PREPAYMENT
AS A RESULT OF CASUALTY EVENT
On __________, 20___ (the “Payment Date”), pursuant to the terms of Section 3.04(c)(ii) of the Credit Agreement, a mandatory prepayment is required as a result of the failure to provide substitute Vessel Collateral to replace Vessel Collateral involved in a Casualty Event in an amount equal to $_______________ (the “Payment Amount”).
As required under Section 3.04(c)(v) of the Credit Agreement, the Borrower hereby gives notice to the Administrative Agent that on the Payment Date, the Borrower will deliver to the Administrative Agent the Payment Amount to be applied in accordance with Section 3.04 (c)(iii) and (iv) of the Credit Agreement.
☐ OPTIONAL PREPAYMENT – EURODOLLAR BORROWING
The Borrower’s representative, on behalf of the Borrower, hereby gives the Administrative Agent at least three Business Days’ irrevocable notice that on _____________, 20___ (the “Payment Date”), the Borrower will make a prepayment of a Eurodollar Borrowing with an Interest Period ending on ___________ in an amount equal to $_______________.* The Borrower elects to apply this prepayment to Loans (other than Swing Line Loans).
☐ OPTIONAL PREPAYMENT – ABR BORROWING
The Borrower’s representative, on behalf of the Borrower, hereby gives the Administrative Agent at least one Business Day’s irrevocable notice that on _____________, 20___ (the “Payment Date”), the Borrower will make a prepayment of an ABR Borrowing in an amount equal to $_______________.** The Borrower elects to apply this prepayment to [Swing Line Loans] [Loans (other than Swing Line Loans)].
[Signatures Follow]

* Must be at least $1,000,000.00 and in multiple integrals of $500,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full).
** Must be at least $300,000.00 and in multiple integrals of $100,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full).

Exhibit B-3

Very truly yours,
HORNBECK OFFSHORE SERVICES, LLC, a Delaware limited liability company
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Exhibit B-3

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST

__________, 20__
Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04(b) of the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:
(i)    the Borrowing to which this Interest Election Request applies is [ ];5
(ii)    the effective date of the election made pursuant to this Interest Election Request is __________, 20__;6 [and]
(iii)    the resulting Borrowing is to be [an ABR Borrowing.] [a Eurodollar Borrowing; and]
[(iv)    the Interest Period applicable to the resulting Borrowing after giving effect to such election is [ ]7;]8

5 If different options are being elected with respect to different portions of the Borrowing, please also list the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to clauses (iii) and (iv) above shall be specified for each resulting Borrowing).
6 Must be a Business Day.
7 1, 2, 3 or 6 months.
8 Insert for Eurodollar Borrowings.

Exhibit C

The undersigned certifies that he is the [Executive Vice President and Chief Financial Officer] of Hornbeck Offshore Services, LLC, and that as such he is authorized to execute this certificate on behalf of Hornbeck Offshore Services, LLC. The undersigned further certifies, represents and warrants on behalf of Hornbeck Offshore Services, LLC that Hornbeck Offshore Services, LLC is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Exhibit C

EXHIBIT D
FORM OF CLOSING CERTIFICATE

The undersigned hereby certifies that he is the [Executive Vice President and Chief Financial Officer] of Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower pursuant to Sections 6.01(d), (k) and (l) of the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement). Furthermore, the undersigned represents and warrants, on behalf of the Borrower, as follows:
(a)    The representations and warranties of the Borrower and the Guarantors contained in Article VII of the Credit Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower or any Guarantor pursuant to the Credit Agreement and the other Loan Documents are true and correct at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.
(b)    Since December 31, 2013, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    There exists no Default or Event of Default.
(d)    The Borrower has received all consents and approvals required by Section 7.03 of the Credit Agreement.
(e)     The Borrower and the Guarantors, after giving effect to those aspects of the Transactions applicable at the Effective Date, are solvent as set forth in Section 7.21 of the Credit Agreement.

Exhibit D

EXECUTED AND DELIVERED this ___ day of ____________, 20__.

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Exhibit D

EXHIBIT E
FORM OF LEGAL OPINION OF WINSTEAD P.C.,
SPECIAL COUNSEL TO BORROWER

[To be circulated separately.]

Exhibit E

EXHIBIT F-1
FORM OF GUARANTY AND COLLATERAL AGREEMENT

[To be circulated separately.]

Exhibit F-1

EXHIBIT F-2
FORM OF FIRST PREFERRED FLEET MORTGAGE
[To be circulated separately.]

Exhibit F-2

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto, to the extent related to the amount and percentage interest identified below, of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.Assignor:        ______________________________

2.Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]9]

3.Borrower:	Hornbeck Offshore Services, LLC

4.Administrative Agent:	Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement

5.Credit Agreement:
The Second Amended and Restated Credit Agreement dated as of February [___], 2015, among Hornbeck Offshore Services, LLC, Hornbeck Offshore Services, Inc., and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders party thereto, together with all amendments, restatements, supplements or other modifications thereto.

Exhibit G

9 Select as applicable.

Exhibit G

6.    Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[10]
	$	$	%
	$	$	%
	$	$	%

Effective Date: ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G

[Consented to and]11 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent and Issuing Lender

By_________________________________
Title:

[Consented to:

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and Chief Financial Officer]

HORNBECK OFFSHORE SERVICES, INC.
By:
[James O. Harp, Jr.
Executive Vice President and Chief Financial Officer]]12

11 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
12 To be added only if the consent of the Borrower or Parent Guarantor is required by the terms of the Credit Agreement.

Exhibit G

ANNEX 1

[__________________]13

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any of the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender under the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to, but excluding, the Effective Date and to the Assignee for amounts which have accrued on, from and after the Effective Date.

Annex 1 to Exhibit G

13 Describe Credit Agreement at option of Administrative Agent.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of Texas.

Annex 1 to Exhibit G

EXHIBIT H-1
FORM OF COMMITMENT INCREASE CERTIFICATE
[Date]
Wells Fargo Bank, National Association
_____________________
_____________________
Attention: __________________
Ladies and Gentlemen:
The undersigned, Hornbeck Offshore Services, LLC (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders that were or have become parties thereto, entered into a Second Amended and Restated Credit Agreement dated as of February [___], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined). The Borrower hereby notifies you, pursuant to Section 2.10(b)(ii) of the Credit Agreement, that the Borrower hereby requests that the aggregate amount of Commitments under the Credit Agreement be increased and the Additional Lenders and/or certain existing Lenders agree to provide Commitments under the Credit Agreement, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.10 of the Credit Agreement:
(a)    the effective date of such increase of aggregate amount of the Lenders’ Commitments is _______________;
(b)    the amount of the requested increase of the Commitments is $__________________;
(c)    the Additional Lenders and/or certain existing Lenders that have agreed with the Borrower to provide or increase their respective Commitments, are _____________________________ [INSERT NAMES OF THE ADDITIONAL LENDERS AND/OR EXISTING LENDERS THAT ARE PROVIDING OR INCREASING THEIR COMMITMENTS, AS APPLICABLE];
(d)    set forth on Schedule I attached hereto is the amount for each Additional Lender and each Lender that provided or increased its Commitment, as applicable, as of effective date of such Commitment Increase; and
(e)    attached is a new Annex I that replaces the outstanding Annex I to the Credit Agreement, reflecting the Commitment Increase.

Exhibit H-1

Delivery of an executed counterpart of this Commitment Increase Certificate by telecopier shall be effective as delivery of an original executed counterpart of this Commitment Increase Certificate.
Very truly yours,

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

Approved and Consented to by:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and
Swing Line Lender

By:
Name:
Title:

Exhibit H-1

EXHIBIT H-2
FORM OF ADDITIONAL LENDER CERTIFICATE
__________, 20__
To:    Wells Fargo Bank, National Association,
as Administrative Agent
The undersigned, Hornbeck Offshore Services, LLC (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders that were or have become parties thereto, entered into a Second Amended and Restated Credit Agreement dated as of February [___], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined).
This Additional Lender Certificate is being delivered pursuant to Section 2.10(b)(iii) of the Credit Agreement.
Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective __________, 20__ with a maximum Commitment of $___________ and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.
This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(g) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. The [Borrower] [Additional Lender] shall pay the fee payable to the Administrative Agent pursuant to Section 2.10(b)(iii) of the Credit Agreement.
Very truly yours,

HORNBECK OFFSHORE SERVICES, LLC
By:
[James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer]

[ADDITIONAL LENDER]
By:
Name:
Title:

Exhibit H-2

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and
Swing Line Lender

By:
Name:
Title:

Exhibit H-2

EXHIBIT I-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (the “Credit Agreement”), among Hornbeck Offshore Services, LLC (the “Borrower”), Hornbeck Offshore Services, Inc., and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders party thereto, together with all amendments, restatements, supplements or other modifications thereto.

Pursuant to the provisions of Section 5.03(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with properly completed and currently effective certificates in the form of this certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Exhibit I-1

EXHIBIT I-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (the “Credit Agreement”), among Hornbeck Offshore Services, LLC (the “Borrower”), Hornbeck Offshore Services, Inc., and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders party thereto, together with all amendments, restatements, supplements or other modifications thereto.

Pursuant to the provisions of Section 5.03(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with properly completed and currently effective certificates in the form of this certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Exhibit I-2

EXHIBIT I-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (the “Credit Agreement”), among Hornbeck Offshore Services, LLC (the “Borrower”), Hornbeck Offshore Services, Inc., and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders party thereto, together with all amendments, restatements, supplements or other modifications thereto.

Pursuant to the provisions of Section 5.03(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with properly completed and currently effective certificates in the form of this certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Exhibit I-3

EXHIBIT I-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February [___], 2015 (the “Credit Agreement”), among Hornbeck Offshore Services, LLC (the “Borrower”), Hornbeck Offshore Services, Inc., and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and as Issuing Lender and Swing Line Lender, and the Lenders party thereto, together with all amendments, restatements, supplements or other modifications thereto.

Pursuant to the provisions of Section 5.03(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with properly completed and currently effective certificates in the form of this certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit I-4

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Exhibit I-4

SCHEDULE 7.05

LITIGATION

None.

SCHEDULE 7.06(f)

PROPERTY SUBJECT TO OPA

None.

SCHEDULE 7.15

SUBSIDIARIES

Parent Guarantor
Legal name:	Hornbeck Offshore Services, Inc.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	2757751

Each of the following Persons is a 100% owned subsidiary of Hornbeck Offshore Services, Inc.

Borrower
Legal name:	Hornbeck Offshore Services, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	2603868

Subsidiaries
Legal name:	Hornbeck Offshore Transportation, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	3469782

Legal name:	HOS-IV, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	3664519

Legal name:	Hornbeck Offshore Trinidad & Tobago, LLC
Current location of chief executive office or principal place of business	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	3756721

Legal name:	Hornbeck Offshore Operators, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	2757747

Legal name:	Energy Services Puerto Rico, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	3469783

Legal name:	HOS Port II, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	3855226

Legal name:	Hornbeck Offshore International, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	3920301

Legal name:	HOS Port, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	4077391

Legal name:	Hornbeck Offshore Rigging Services & Equipment, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	4366577

Legal name:	HOS International, Inc.

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	5503861

Legal name:	Hornbeck Offshore Specialty Services, LLC
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Delaware
Organization number:	4379725

The following Person is a 49% owned subsidiary of Hornbeck Offshore Services, LLC

Legal name:	Hornbeck Offshore Services de Mexico, S. de R.L. de C.V.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Mexico
Organization number:	0389382

Each of the following Persons is a 99% owned subsidiary of Hornbeck Offshore Services, LLC and a 1% owned subsidiary of Hornbeck Offshore International, LLC

Legal name:	HOS Leasing de Mexico, S.A. de C.V. SOFOM E.N.R.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Mexico
Organization number:	98203

Legal name:	Hornbeck Offshore Operators de Mexico, S. de R.L. de C.V.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Mexico
Organization number:	390994

The following Person is a 100% owned subsidiary of Hornbeck Offshore International, LLC

Legal name:	Hornbeck Offshore Cayman, Ltd.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Cayman Islands
Organization number:	CT 145149

The following Person is a 100% owned subsidiary of Hornbeck Offshore Cayman, Ltd.

Legal name:	Seahorse Crew Management, Ltd.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Cayman Islands
Organization number:	CT 145162

Each of the following Persons is a 1% owned subsidiary of Hornbeck Offshore Services, LLC and a 99% owned subsidiary of Hornbeck Offshore International, LLC

Legal name:	HOS de Mexico, S. de R.L. de C.V.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Mexico
Organization number:	5250481

Legal name:	T.N. Percheron, S. de R.L. de C.V.
Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433
Jurisdiction of organization:	Mexico
Organization number:	5252911

The following Person is a 10% owned subsidiary of Hornbeck Offshore Services, LLC and a 90% owned subsidiary of Hornbeck Offshore International, LLC
Legal name:	Hornbeck Offshore Navegacao Ltda
Current location of chief executive office or principal place of business:	Avenida Paisagista Jose Silva de Azevadi Neto n200, Sala 201, Bloco 04 Barra da Tijuca, Rio de Janeiro, RJ CEP 2275-056
Jurisdiction of organization:	Brazil
Organization number:	11.022.104/0001-13

SCHEDULE 7.17

PROPERTIES, TITLES, ETC.

None.

SCHEDULE 7.19

SWAP AGREEMENTS

None.

SCHEDULE 8.16

VESSEL COLLATERAL

VESSEL NAME	OFFICIAL NUMBER
HOS CAROLINA	1244587
HOS COMMANDER	1244578
HOS CLAYMORE	1244588
HOS CAPTAIN	1244589
HOS CLEARVIEW	1244579
HOS CROCKETT	1244584
HOS CALEDONIA	1244585
HOS CORAL	1214383
HOS STORMRIDGE	1124421
HOS BRIMSTONE	1124426

SCHEDULE 9.03(l)

EFFECTIVE DATE LIENS

None.

SCHEDULE 12.01(a)

NOTICE INFORMATION OF ADDITIONAL LENDERS

None.